                                                                     EXHIBIT 2.1





                            ASSET PURCHASE AGREEMENT


                                  by and among


                       The Management Network Group, Inc.,
                             a Delaware corporation
                               as the "Purchaser"


                           CSMG Acquisition Sub, Inc.
                       a Delaware corporation as the "Sub"


                   Cambridge Strategic Management Group, Inc.,
                             a Delaware corporation
                                 as the "Seller"


                                       and


                                 Stephen Brodeur
                              as the "Stockholder"


                            Dated as of March 6, 2002

                                       TABLE OF CONTENTS



1       THE ACQUISITION......................................................................2
        1.1    Purchase of Assets and Assumption of Liabilities, Asset Purchase..............2
        1.2    Excluded Assets...............................................................3
        1.3    Assumption of Liabilities.....................................................4
        1.4    Excluded Liabilities..........................................................4
        1.5    Cessation of Seller Operations................................................4
        1.6    Assignment of Contracts and Rights............................................5
        1.7    Access to Books and Records...................................................5

2       THE CLOSING..........................................................................5
        2.1    Closing.......................................................................5
        2.2    Closing Deliveries............................................................5

3       ACQUISITION CONSIDERATION............................................................8
        3.1    Payment of Acquisition Consideration..........................................8
        3.2    Escrow of Consideration.......................................................9
        3.3    Apportionment of Property Taxes, Rent, Utilities..............................9
        3.4    Allocation of Acquisition Consideration.......................................9
        3.5    Installment Sale Treatment...................................................11
        3.6    Post Closing Adjustment......................................................11

4       REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE STOCKHOLDER....................11
        4.1    Organization, Existence and Good Standing....................................12
        4.2    Subsidiaries.................................................................12
        4.3    Seller Capital Stock.........................................................12
        4.4    Power and Authority..........................................................13
        4.5    Legal Proceedings............................................................13
        4.6    Financial Statements.........................................................13
        4.7    No Undisclosed Liabilities...................................................14
        4.8    No Violation.................................................................14
        4.9    Material Contracts...........................................................15
        4.10   Compliance With Law; Consents and Authorizations.............................17
        4.11   Insurance....................................................................17
        4.12   Tax Matters..................................................................17
        4.13   Employee Benefit Plans.......................................................21
        4.14   Licenses; Accreditation and Regulatory Approvals.............................22
        4.15   Absence of Certain Changes or Events.........................................22
        4.16   Personal Property............................................................25
        4.17   Real Property................................................................25
        4.18   Customers....................................................................25
        4.19   Receivables; Payables........................................................25
        4.20   Transactions with Affiliates.................................................26
        4.21   Ownership of Assets..........................................................26

        4.22   Commissions and Fees.........................................................26
        4.23   Environmental Matters........................................................26
        4.24   Labor Matters................................................................27
        4.25   Intellectual Property........................................................27
        4.26   Investment Representations...................................................29
        4.27   Disclosure...................................................................30

5       REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB.................................30
        5.1    Organization, Existence and Good Standing....................................30
        5.2    Power and Authority..........................................................30
        5.3    Legal Proceedings............................................................31
        5.4    Consents and Approvals; No Violation.........................................31
        5.5    Purchaser Common Stock.......................................................31
        5.6    Sub Common Stock.............................................................32
        5.7    Commissions and Fees.........................................................32
        5.8    Financial Statements.........................................................32
        5.9    Reports......................................................................32
        5.10   Financing....................................................................33
        5.11   Disclosure...................................................................33

6       ACCESS TO INFORMATION AND DOCUMENTS.................................................33
        6.1    Access to Information and Documents..........................................33

7       COVENANTS OF THE SELLER AND THE STOCKHOLDER.........................................34
        7.1    Affirmative Covenants........................................................34
        7.2    Negative Covenants...........................................................35
        7.3    No Solicitations.............................................................37
        7.4    Approval of Acquisition......................................................38
        7.5    Fees and Expenses............................................................38

8       COVENANTS OF PURCHASER..............................................................38
        8.1    Purchaser Benefit Plan Eligibility...........................................38

9       COVENANTS OF THE SELLER, THE STOCKHOLDER, AND PURCHASER.............................39
        9.1    Public Disclosures...........................................................39
        9.2    Notification of Certain Matters..............................................39
        9.3    Other Actions................................................................39
        9.4    Regulatory and Other Authorizations:  Consents...............................39
        9.5    Certain Taxes................................................................40
        9.6    Purchaser and Seller agree for all federal and state income Tax purposes.....40

10      TERMINATION, AMENDMENT AND WAIVER...................................................41
        10.1   Termination..................................................................41
        10.2   Effect of Termination........................................................41

11      CONDITIONS TO CLOSING...............................................................41
        11.1   Mutual Conditions............................................................41
        11.2   Conditions to Obligations of Purchaser and Sub...............................42
        11.3   Conditions to Obligations of the Seller and the Stockholder..................43

12      ESCROW..............................................................................44

        12.1   Establishment of Escrow......................................................44
        12.2   Escrow for Indemnification...................................................45
        12.3   Distribution of Escrowed Property............................................45

13      SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.........................45
        13.1   Survival.....................................................................45
        13.2   Indemnification..............................................................45
        13.3   Limitations on Indemnity.....................................................48
        13.4   Third Party Claims...........................................................48

14      MISCELLANEOUS.......................................................................49
        14.1   Notices......................................................................49
        14.2   Further Assurances...........................................................50
        14.3   Governing Law................................................................50
        14.4   "Material Adverse Effect" or "Material Adverse Change".......................50
        14.5   Captions.....................................................................51
        14.6   Integration of Schedule and Exhibits.........................................51
        14.7   Entire Agreement:  No Third-Party Beneficiaries..............................51
        14.8   Counterparts.................................................................51
        14.9   Binding Effect:  No Assignment...............................................51
        14.10  Severability.................................................................51
        14.11  Waivers and Amendments.......................................................51
        14.12  Specific Performance.........................................................52

LIST OF SCHEDULES

Schedule A - Disclosure Schedule
Schedule 1.2.4(i) - Over 90 Day Included Receivables
Schedule 1.2.4(ii) - Agreed Excluded Receivables
Schedule 2.2.1(e) - List of Principals
Schedule 3(ii) - Calculation of Tax Adjustment Amount
Schedule 3(iii) - Calculation of Working Capital Amount


LIST OF EXHIBITS

Exhibit A - Form of Amended Registration Rights Agreement
Exhibit B - Form of Stockholder Employment Agreement
Exhibit C - Form of Principal Employment Agreement
Exhibit D - Form of Escrow Agreement
Exhibit E - Form of Restricted Stock Agreement
Exhibit F - Form of Bill of Sale
Exhibit G - Form of Seller's Counsel's Opinion
Exhibit H - Form of Assumption Agreement
Exhibit I - Form of Purchaser's Counsel's Opinion
Exhibit J - List of Other Excluded Liabilities
Exhibit K - Additional Firm Profitability Bonus Plan
Exhibit L-  Form of Verizon consent
Exhibit M - Form of Assignment and Assumption of Amended and Restated Lease Exhibit N - Form of Amended and Restated One Boston Place Lease

                            ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is entered into as of March 6, 2002, by and among The Management Network Group, Inc., a Delaware corporation (the "Purchaser"), CSMG Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Purchaser (the "Sub"), Cambridge Strategic Management Group, Inc., a Delaware corporation (the "Seller"), and Stephen Brodeur, an individual (the "Stockholder").


                              W I T N E S S E T H:

        WHEREAS, each of the respective Boards of Directors of the Purchaser Sub and the Seller has determined that it is in the best interests of its stockholders for the Sub to purchase the operating assets and to assume certain liabilities of the Seller upon the terms and subject to the conditions of this Agreement (the "Acquisition"), and such Boards of Directors have approved such Acquisition for the consideration set forth in Article 3 hereof;

        WHEREAS, the Stockholder is the sole holder of all the shares of beneficial interest of CSMG Holdings, a Massachusetts business trust ("Holdings") which is the sole stockholder of the Seller as of the date hereof and, as an inducement for Purchaser and Sub to enter into this Agreement, the Stockholder agrees to enter into this Agreement and, further, to cause Holdings to vote all voting securities of the Seller beneficially owned by Holdings in favor of approval and adoption of this Agreement and the transactions contemplated hereby, and to take any further actions as may be required to approve this Agreement and the transactions contemplated hereby;

        WHEREAS, each of the Purchaser, the Sub, the Seller and the Stockholder desires to make certain representations, warranties, covenants and agreements in connection with the Acquisition and to prescribe various conditions to the Acquisition; and

        WHEREAS, simultaneously with the consummation of the Acquisition, (a) the Stockholder shall become a party to that certain Registration Rights Agreement dated as of February 12, 1998, by and among the Purchaser and the Holders (as defined therein), pursuant to an amendment thereto in the form of Exhibit A attached hereto (the "Amended Registration Rights Agreement") (b) the Purchaser and the Stockholder shall enter into an Employment Agreement (the "Stockholder Employment Agreement") in the form attached hereto as Exhibit B;
(c) the Sub and each of the Principals (as defined below) shall each enter into an Employment Agreement (the "Principal Employment Agreements") in the form attached hereto as Exhibit C; (d) the Purchaser, the Stockholder and the Seller shall enter into an Escrow Agreement (the "Escrow Agreement") in the form attached hereto as Exhibit D; (e) the Stockholder shall enter into a Restricted Stock Agreement (the "Restricted Stock Agreement") in the form attached hereto as Exhibit E; and (f) the Sub and the Seller shall enter into an Assignment and Assumption of Amended and Restated Lease (the "Assignment and Assumption of Amended and Restated Lease") in the form attached hereto as Exhibit M.

        NOW, THEREFORE, in consideration of the foregoing, and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto do hereby agree as follows:

1   THE ACQUISITION

        1.1 PURCHASE OF ASSETS AND ASSUMPTION OF LIABILITIES, ASSET PURCHASE. At the Closing, subject in all instances to each of the terms, conditions, provisions and limitations set forth herein, the Seller shall sell to the Sub , and the Sub shall acquire from the Seller, except as specifically provided in
Section 1.2 hereof, all of the assets used in Seller's business operations, including, without limitation, the following (collectively, the "Acquired Assets");

               1.1.1 Acquired Contracts. All right, title and interest of Seller under and in connection with the contracts, agreements, leases, licenses and other instruments between the Seller and third parties, including without limitation the Material Contracts (as defined in Section 4.9.1).

               1.1.2 Intangible Property. All intangible property rights, including but not limited to Proprietary Rights (as defined herein), and all licenses and goodwill associated therewith, sublicenses and other agreements relating to any of the foregoing, all phone numbers, e-mail addresses and websites (both content and addresses), names (including "Cambridge Strategic Management Group") and directory listings and the goodwill of the business.

               1.1.3 Tangible Fixed Assets. All owned personal property and other tangible property including without limitation, all equipment, computer hardware and other equipment, tools, maintenance machinery and equipment, furniture and fixtures, leasehold improvements and construction in progress.

               1.1.4 Accounts Receivable and Work in Process. Except for the Excluded Receivables (as defined in Section 1.2.4. below), all accounts, accounts receivable, notes receivable and work in process existing at the Closing, including any security held for the payment thereof.


               1.1.5 Books and Records. All books, records and accounts, business correspondence, production records, technical, accounting, manufacturing and procedural manuals, customer and supplier lists, covenants not to compete, employment records, studies, and any confidential information that has been reduced to documentary form relating to the business of the Seller.

               1.1.6 Prepaid Expenses, Cash, Etc. All prepaid expenses, deposits, bank accounts, cash, short term investments, securities, cash equivalents and other similar assets existing at the Closing.

               1.1.7 Amended and Restated One Boston Place Lease. All right, title and interest of Seller to and under that certain Amended and Restated Office Lease, dated as of the date hereof, between Seller and BRE/One Boston, L.L.C. (the "Amended and Restated One Boston Place Lease") with respect to 21,884 square feet of office space on the 31st and 32nd floors of One Boston Place, Boston, Massachusetts, in the form attached hereto as Exhibit N.

        1.2 EXCLUDED ASSETS.

Notwithstanding the provisions of Section 1.1. above, and subject to the provisions of Section 3.6 below, the assets to be transferred to the Sub under this Agreement shall not include the following (the "Excluded Assets");

               1.2.1 Organization Documents. The organizational documents of Holdings and the organizational documents of the Seller together with any qualifications to conduct business as foreign entities, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, corporate seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance and existence of Holdings and the Seller.

               1.2.2 Agreement Rights. Any of the rights of the Seller under this Agreement or under any related agreements.


               1.2.3 Tax Returns. All tax returns and tax records and all rights to tax returns in respect of the period prior to the Closing Date.


               1.2.4 Accounts Receivable. (i) The accounts receivable of Seller as of Closing Date, which are over 90 days from the date of original invoice (other than those accounts receivables listed on Schedule 1.2.4(i)), (ii) all accounts receivable of Seller which Seller has written off in full as of the Closing Date and (iii) all accounts receivable set forth on Schedule 1.2.4(ii) attached hereto, and all records relating thereto (collectively, the "Excluded Receivables").

               1.2.5 31st and 32nd Floor Leases. All right title and interest of Seller to and under both (i) that certain office lease dated as of the date hereof between Seller and BRE/One Boston, L.L.C. (the "31st Floor Lease") with respect to approximately 9,517 square feet of office space on the 31st floor of One Boston Place, Boston, Massachusetts, and (ii) that certain office lease dated as of the date hereof between Seller and BRE/One Boston, L.L.C. (the "32nd Floor Lease") with respect to approximately 8,669 square feet of office space located on the 32nd floor of One Boston Place, Boston, Massachusetts.

               1.2.6 Cambridge Lease. All right, title and interest of Seller to and under that certain office lease dated September 9, 1997 between Seller and One Memorial Cornerstone LLC (the "Cambridge Lease") and that certain Sublease dated April 6, 2001 between Seller and Applied Metacomputing, Inc. (the "Cambridge Sublease"), each with respect to Seller's former office space at One Memorial Drive, Cambridge, Massachusetts.


               1.2.7 Due From Related Parties. All amounts due from Subsidiaries (including CSMG-UK) and employees, officers and shareholders of the Seller.

        1.3 ASSUMPTION OF LIABILITIES. At the Closing, subject in all instances to each of the terms, conditions, provisions and limitations set forth herein, the Sub shall assume and become responsible for only the following liabilities and obligations (the "Assumed Liabilities");

               1.3.1 Balance Sheet Liabilities. Other than Excluded Liabilities, as defined below, all liabilities and obligations of the Seller reflected in, or in the notes relating to, the unaudited balance sheet of the Seller as of the Latest Statement Date (as defined below), and all such liabilities and obligations of any nature, whether accrued, absolute, fixed or contingent, of the Seller that have arisen since the Latest Statement Date in the ordinary course of business and which are of the same type as reflected on Seller's financial statements on the Latest Statement Date.

               1.3.2 Contract Liabilities. Other than Excluded Liabilities, as defined below, all liabilities and obligations of the Seller under all the contracts acquired under Section 1.1.1 with respect to periods from and after the Closing.

               1.3.3 One Boston Place Lease. The Amended and Restated One Boston Place Lease with respect to the periods from and after the Closing.

        1.4 EXCLUDED LIABILITIES. Neither the Sub nor the Purchaser will assume or have any responsibility for any liability or obligation of the Seller not included within the definition of Assumed Liabilities, including without limitation, (i) all liabilities of the Seller, Holdings or Stockholder for unpaid Taxes with respect to periods prior to the Closing; (ii) all liabilities of the Seller, Holdings or Stockholder for income Taxes arising in connection with the consummation of the transactions contemplated hereby; (iii) all obligations of the Seller to indemnify any person by reason of the fact that such person was a director, officer, employee, or agent of the Seller, (iv) all liabilities arising from or relating to any employment, agency or independent contractor relationship between Seller and any person, including without limitation, all claims for wages, bonus, benefits or other compensation or other claims or damages arising out of such relationship with respect to the period prior to the Closing, and (v) those liabilities specifically listed in Exhibit J, subject to the provisions of Section 3.6 below (collectively, the "Excluded Liabilities").

        1.5 CESSATION OF SELLER OPERATIONS. To protect the value of the Acquired Assets, the Seller and the Stockholder agree that all ongoing business operations of the Seller as a management consulting company and Cambridge Strategic Management Group Limited ("CSMG-UK") shall cease immediately following Closing, except as necessary to wind up operations and to perform its obligations under this Agreement and any other agreement or arrangement to be performed by it after

Closing as contemplated hereby, and that CSMG-UK shall liquidate fully within ninety (90) days following the Closing Date unless prevented by operation of law or court order. The Seller and Stockholder agree that from and after the Closing Date, Seller shall not compete, either directly or indirectly, with the Purchaser or Sub in any manner anywhere in the world. Stockholder agrees that from and after the Closing Date, Stockholder will cause CSMG-UK not to compete, either directly or indirectly, with the Purchaser or Sub in any manner anywhere in the world and to cause CSMG-UK to subcontract with Sub on a pass-through basis for any contracts or engagements of CSMG-UK as of the date of Closing. The Seller and Stockholder agree that as soon as practicable following Closing, to take such action as is necessary to change the name of the Seller and CSMG-UK so as to remove all references to the word "Cambridge" and to agree to provide written evidence of such change in name to the Purchaser.

        1.6 ASSIGNMENT OF CONTRACTS AND RIGHTS. In the case of any contract that is an Acquired Asset which is not by its terms assignable or transferable, the Seller agrees to use its best efforts to obtain all consents or claim or right or any benefit arising thereunder from the assignment thereof to the Sub as the Sub may reasonably request. The Sub and the Seller shall cooperate to obtain such consents. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Seller thereunder so that the Sub would not in fact receive all such rights, the Seller and the Sub will cooperate in a mutually agreeable arrangement under which the Sub would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing or subleasing to the Sub, or under which the Seller would enforce for the benefit of the Sub, with the Sub assuming the Seller's obligations thereunder relating to the period following Closing, and any and all rights of the Seller against a third party thereto. The Seller shall promptly pay to the Sub when received all moneys received by the Seller under any such contract or claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.

        1.7 ACCESS TO BOOKS AND RECORDS. From and after Closing, the Purchaser and the Sub agree to provide the Seller and the Stockholder with reasonable access, upon reasonable notice during normal business hours, to the books and records described in Section 1.1.5.

2   THE CLOSING

        2.1 CLOSING. The closing for the Acquisition (the "Closing") shall take place at the offices of Sullivan & Worcester LLP, One Post Office Square, Boston, Massachusetts 02109 as soon as practicable on a day (the "Closing Date") following the satisfaction or waiver of each of the conditions set forth in
Article 11 hereof, but no later than March 7, 2002, provided that, so long as a party is not in default or breach of this Agreement, such party may extend the Closing Date to not later than March 9, 2002, unless the parties hereto shall agree on such other date, time and place. The transfer of the Acquired Assets to and the assumption of the Assumed Liabilities by the Sub shall be deemed to occur at 12:01 a.m., Boston time, on the Closing Date.

        2.2 CLOSING DELIVERIES.

               2.2.1 Deliveries By Seller and Stockholder. At the Closing, the Seller and the Stockholder shall deliver or cause to be delivered to Sub and Purchaser the following, which in the case of items (b) through (d),
        (f), (i), (k), (n) and (o) below shall be duly executed by the Seller and/or the Stockholder (as applicable):

                      (a) Resolutions. Copies of (i) resolutions of the Board of
               Directors of the Seller certified by a Secretary, Assistant Secretary or other appropriate officer of the Seller, duly authorizing and approving the Acquisition, the execution, delivery and performance of this Agreement, the other agreements referred to herein to which it is a party and the transactions contemplated hereby and thereby, and (ii) resolutions adopted by Holdings duly approving the Acquisition, the execution, delivery and performance of this Agreement, the other agreements referred to herein to which it is a party and the transactions contemplated hereby and thereby.

                      (b) Conveyances. A bill of sale (the "Bill of Sale") in
               the form attached hereto as Exhibit F and such assignments, certificates of title and other instruments or transfer documents as shall be reasonably required by the Sub and Purchaser in order to effectuate the sale and delivery by the Seller of the Acquired Assets.

                      (c) Amended Registration Rights Agreement and Restricted
               Stock Agreement. A counterpart signature page to the Amended Registration Rights Agreement and the Restricted Stock Agreement.


                      (d) Stockholder Employment Agreement. The Stockholder
               Employment Agreement.

                      (e) Principal Employment Agreements. Principal Employment
               Agreements executed by the individuals listed on Schedule 2.2.1(e) (collectively, the "Principals").

                      (f) Escrow Agreement. The Escrow Agreement.

                      (g) Opinion of Counsel. An opinion of the Seller's counsel substantially in the form attached hereto as Exhibit G.

                      (h) Certificates of Good Standing. A certificate of good
               standing for the Seller from the State of Delaware, and a certificate of good standing from each other state in which the Seller is authorized to do business each dated not more than ten
               (10) days prior to the Closing Date.

                      (i) Officer's Certificate. The officer's certificate of
               Seller referred to in Section 11.2.9.

                      (j) Consents. A consent, executed by the counterparty
               thereto, in substantially the form attached hereto as Exhibit L, to the assignment and transfer to

               Sub of the Consulting Agreement between Seller and Telesector Resources Group, Inc. d/b/a Verizon Services Group dated July 30, 1998, as amended.

                      (k) Certification of Financial Statements. The Seller
               Financial Statements from the Latest Statement Date certified by Seller's CFO or CEO as meeting the requirements of the last two
               (2) sentences of Section 4.6.

                      (l) Profit Sharing Plan. Documents reasonably acceptable
               to Purchaser, terminating the Cambridge Strategic Management Group, Inc. Profit Sharing Plan (the "CSMG Profit Sharing Plan") effective on or before the Closing Date.


                      (m) Releases. Releases executed by each of the Principals
               executing Principal Employment Agreements, releasing Seller, Purchaser and Sub from any liability or claim arising from or relating to their employment with CSMG, in form and content acceptable to Purchaser and Sub.

                      (n) Assignment and Assumption of Amended and Restated
               Lease. The Assignment and Assumption of Amended and Restated
               Lease.

                      (o) Settlement Statement. A settlement statement (the
               "Settlement Statement"), in a form reasonably satisfactory to Purchaser and Seller, relating to payments made at Closing.


               2.2.2 Purchaser and Sub Deliveries. At the Closing, Purchaser or Sub shall deliver or cause to be delivered to the Seller and the Stockholder the following, which in the case of items (b), (c), (f),
        (h), (i), (j) and (k) shall be duly executed by Sub, and items (f), (h) and (j) shall be executed by the Purchaser:

                      (a) Resolutions. Copies of resolutions of the Purchaser
               and the Sub certified by the respective Secretary, Assistant Secretary or other appropriate officer of the Purchaser or the Sub, duly authorizing and approving the Acquisition, the execution, delivery and performance of this Agreement, the other agreements referred to herein and the transactions contemplated hereby and thereby to which each is a party, including without limitation the issuance of the Purchaser Common Stock as the Share Consideration, and the election of the Stockholder to the Purchaser's Board of Directors and the Sub's Board of Directors, effective as of Closing.

                      (b) Assumption. An assumption agreement (the "Assumption
               Agreement") in the form attached hereto as Exhibit H and such other instruments or documents as shall be reasonably required by the Seller in order to effectuate the assumption by the Sub of the Assumed Liabilities.

                      (c) Escrow Agreement. The Escrow Agreement.

                      (d) Certificate of Good Standing. A certificate of good
               standing for Purchaser and Sub, each from the Secretary of State of the State of Delaware.

                      (e) Acquisition Consideration. The Acquisition
               Consideration set forth in, and to be paid in accordance with
               Section 3 hereof.

                      (f) Officer's Certificate. The officer's certificate of
               Purchaser and Sub referred to in Section 11.3.8.

                      (g) Opinion of Counsel. An opinion of Purchaser's and
               Sub's counsel substantially in the form attached hereto as
               Exhibit I.

                      (h) Amended Registration Rights Agreement and Restricted
               Stock Agreement. A counterpart signature page to the Amended Registration Rights Agreement and the Restricted Stock Agreement.

                      (i) Principal Employment Agreements. Counterpart signature pages to those Principal Employment Agreements specified in
               Section 2.2.1(e).

                      (j) Assignment and Assumption of Amended and Restated
               Lease. The Assignment and Assumption of Amended and Restated
               Lease.

                      (k) Settlement Statement. The Settlement Statement.

3   ACQUISITION CONSIDERATION

        The "Acquisition Consideration" to be paid to the Seller shall be equal to the sum of (i) $40,000,000, plus (ii) the "Tax Adjustment Amount" (calculated as set forth in Schedule 3(ii), attached hereto), plus (iii) the "Working Capital Amount" (calculated as set forth in Schedule 3(iii), attached hereto).

        3.1 PAYMENT OF ACQUISITION CONSIDERATION. The Acquisition Consideration shall be paid to the Seller or its designee as follows:

               3.1.1 Cash Consideration. Subject to Section 3.2 below, the Cash Consideration shall be paid to the Seller at Closing. As used in this Agreement, "Cash Consideration" shall mean a wire transfer of immediately available funds in the amount of the sum of (i) Twenty Four Million and no/100 Dollars ($24,000,000), plus (ii) the provisional Tax Adjustment Amount of ($5,400,000), plus (iii) an amount equal to 60% of the provisional Working Capital Amount of ($5,200,000) plus (iv) the amount obtained by multiplying the Share Consideration by an amount (but in no event less than zero or greater than $0.16) equal to $6.25 less the Share Price (as defined below) (the "Additional Cash Consideration").

               3.1.2 Share Consideration. Subject to Section 3.2 below, the Share Consideration shall be paid to the Seller at Closing, provided that the Seller reserves the right to direct that the Shares be issued in the name of and delivered to the Stockholder. As used in this Agreement, "Share Consideration" shall mean the number of shares of common stock, par value $.001 per share, of Purchaser ("Purchaser Common Stock") calculated by dividing Sixteen Million Dollars ($16,000,000) plus 40% of the provisional Working Capital Amount by $6.25 per share.

        3.2 ESCROW OF CONSIDERATION.

Notwithstanding the provisions of Section 3.1, Four Million and no/100 Dollars ($4,000,000) of the Cash Consideration plus a number of shares of the Share Consideration equal to $3,450,000 divided by the Share Price shall be placed in escrow pursuant to the provisions of Section 12.1 hereof and the Escrow Agreement. As used in this Agreement, the "Share Price" shall be $6.09.

        3.3 APPORTIONMENT OF PROPERTY TAXES, RENT, UTILITIES.

               3.3.1 At the Closing, appropriate prorations shall be made with respect to the Acquired Assets and Assumed Liabilities on a per diem basis as of 12:01 a.m. on the Closing Date with respect to property taxes (real and personal), rental and lease payments, utilities, and all other items of income and expense due or payable under any lease or other agreement, in each case, of a nature ordinarily prorated as of closing in asset purchase transactions (and not separately addressed elsewhere in this Agreement). To the extent that any relevant bills or other documentation necessary to effect such prorations are not available at the Closing, the parties shall make such pro-rations at the Closing based on reasonable estimates and shall adjust the relevant prorations as soon as the relevant bills or other documentation becomes available.

               3.3.2 If the parties are unable to resolve any dispute with respect to prorations within thirty (30) days after notice from the Seller to the Purchaser or from the Purchaser to the Seller setting forth in reasonable detail the nature of such dispute, such dispute shall be resolved by an independent accounting firm mutually reasonably acceptable to Purchaser and Seller, which firm shall not be the regular accounting firm of the Purchaser or the Seller. The fees and other expenses of retaining such independent public accounting firm shall be borne by the Purchaser and the Seller equally. Promptly, but no later than thirty (30) days after its acceptance of appointment hereunder, such firm shall render a written report of its conclusions pursuant to this Section, and such report shall be conclusive on all parties to this Agreement and not subject to further dispute, review or appeal.

        3.4 ALLOCATION OF ACQUISITION CONSIDERATION. In the event the Seller and the Sub fail to agree to and deliver copies of IRS Form 8594 and any required exhibits thereto (the "Asset Acquisition Statement") at or prior to Closing, the following shall apply:

               3.4.1 Promptly following Closing, Purchaser shall engage Ernst & Young to appraise certain assets acquired from Seller. Following submission of the final results of such appraisal, such appraised value shall be utilized to establish the allocation to such appraised assets unless either Seller or Purchaser objects to the results of such appraisal within ten (10) days of its delivery. If either party objects, an independent valuation firm of national standing, other than an accounting firm, shall be engaged promptly to appraise the same assets. Following receipt of the second appraisal, the parties in good faith shall agree on a value for each of the appraised assets within the range established by the two appraisals, and if unable to agree, the value of each such assets shall be the mid point between the two appraisals.

               3.4.2 Within sixty (60) days after the Closing Date, the Purchaser will provide to the Seller the Asset Acquisition Statement with the Purchaser's proposed allocation of the Acquisition Consideration (together with any assumed liabilities and other relevant items) utilizing the values developed from the above appraisal(s). Within fifteen (15) days after the receipt of such Asset Acquisition Statement, the Seller will propose to the Purchaser any change to such Asset Acquisition Statement (and in the event no such changes are proposed in writing to the Purchaser within such time period, the Seller will be deemed to have agreed to, and accepted, the Asset Acquisition Statement. Seller agrees not to propose any change in the Asset Allocation Statement derived from the appraisal(s) set forth in Section 3.4.1, above. The Purchaser and the Seller will endeavor in good faith to resolve any differences with respect to the Asset Acquisition Statement within fifteen (15) days after the Purchaser's receipt of written notice of objection from the Seller.

               Subject to the provisions of the following sentence of this
        Section 3.4.3, the Acquisition Consideration (together with any assumed liabilities and other relevant items) will be allocated in accordance with the Asset Acquisition Statement provided by the Purchaser to the Seller pursuant to Section 3.4.2 above, and subject to the requirements of applicable tax law or election, all Tax Returns (as defined below) and reports filed by the Purchaser and the Seller will be prepared consistently with such allocation. If the Seller withholds its consent to the allocation reflected in the Asset Acquisition Statement, and the Purchaser and the Seller have acted in good faith to resolve any differences with respect to items on the Asset Acquisition Statement and thereafter are unable to resolve any differences that, in the aggregate, are material in relation to the Acquisition Consideration, then any remaining disputed matters will be finally and conclusively determined by an independent accounting firm of recognized national standing (the "Allocation Arbiter") selected by the Purchaser and the Seller, which firm shall not be the regular accounting firm of the Purchaser or the Seller. Promptly, but not later than thirty (30) days after its acceptance of appointment hereunder, the Allocation Arbiter will determine (based solely on presentations by the Seller and the Purchaser and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of Acquisition Consideration (together with any assumed liabilities and other relevant items), which report shall be conclusive and binding upon the parties and not subject to further dispute, review or appeal. The Purchaser and the Seller shall, subject to the requirements of any applicable Tax law or election, file all Tax Returns and reports consistent with the allocations provided in the Asset Acquisition Statement or, if applicable, the determination of the Allocation Arbiter.

        3.5 INSTALLMENT SALE TREATMENT. The transactions contemplated by this Agreement will be reported as an installment sale under Section 453 of the Code where applicable. Accordingly, pursuant to Rev. Rul. 68-13, 1968-1 C.B. 195, Sub and Seller agree that the Acquisition Consideration paid to the Seller at Closing shall be applied to the Acquired Assets in the following manner (to the extent of fair market value); first to Accounts Receivable and Work in Process; second to Tangible Fixed Assets; third to Books and Records; fourth to Prepaid Expenses; fifth to Intangible Property and Contract Rights. The Acquisition Consideration placed in escrow shall be applied to any residual assets not previously accounted for provided that those assets qualify for installment sale treatment under Section 453 of the Code.

        3.6 POST CLOSING ADJUSTMENT. No later than ninety (90) days from the date of Closing (the "Adjustment Date"), the Purchaser will calculate the Tax Adjustment Amount and the Working Capital Amount utilizing the exact methodology set forth in Schedules 3(ii) and 3(iii). Prior to the Adjustment Date the Purchaser will provide Seller and Stockholder a detailed accounting of such calculations and the calculation of the Acquisition Consideration utilizing the newly calculated Tax Adjustment Amount and Working Capital Amount (the "Revised Acquisition Consideration Amount"). In the event the Revised Acquisition Consideration Amount shall exceed the Acquisition Consideration paid at Closing, the Purchaser shall cause the Sub to pay such differential to the Seller in cash within fifteen (15) days of the Adjustment Date, provided Seller has not objected to such calculation. In the event the Revised Acquisition Consideration Amount is less than the Acquisition Consideration paid at Closing , the Seller and/or Stockholder shall cause such differential to be paid to the Sub within fifteen (15) days of the Adjustment Date, provided Seller has not objected to such calculation.

        In the event Seller objects to the calculation of the Revised Acquisition Consideration Amount, Seller shall so advise Purchaser in writing not later than ten (10) days following the Adjustment Date. The Seller and Purchaser shall in good faith attempt to resolve any dispute. If the Seller and Purchaser are unable to resolve such dispute within thirty (30) days of the Adjustment Date, then the dispute will be finally and conclusively determined by an independent accounting firm of recognized national standing (the "Consideration Arbiter") selected by Purchaser and Seller, which firm shall not be the regular accounting firm of either Purchaser or Seller. Promptly, but not later than thirty (30) days after acceptance of appointment hereunder, the Consideration Arbiter will determine the calculations of the Revised Acquisition Consideration Amount pursuant to the applicable Schedules, which determination shall be in writing and conclusive and binding upon the parties and not subject to further review, dispute or appeal. Any adjustment payable pursuant to this provision shall be paid by the applicable party within ten (10) days of delivery of the Consideration Arbiter's determination. The Seller and Purchaser shall share evenly the fees of the Consideration Arbiter.

        4 REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE STOCKHOLDER. The Seller and the Stockholder, jointly and severally, represent and warrant to Purchaser and Sub as follows, subject to qualification by the specific disclosures set forth in the disclosure schedule attached hereto as Schedule A and incorporated herein by reference (the "Disclosure Schedule"), each of which disclosures shall expressly reference the representations and warranties so qualified:

        4.1 ORGANIZATION, EXISTENCE AND GOOD STANDING. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power to own, operate or lease the properties and assets owned, operated or leased by it and to carry on its business as presently conducted, except where failure to so qualify or be in good standing would not have a Material Adverse Effect (as defined in Section
14.4 hereof) on the Seller. The Seller is duly qualified as a foreign corporation to do business and is in good standing, in each jurisdiction in which the character of its properties and assets owned, operated or leased by it or the nature of its activities makes such qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect on the Seller. The Seller has heretofore made available to Purchaser and Sub complete and correct copies of its Certificate of Incorporation and Bylaws, each of the foregoing as amended to the date of this Agreement.

        4.2 SUBSIDIARIES. Except as set forth in Section 4.2 of the Disclosure Schedule, the Seller has no Subsidiaries. As used in this Agreement, "Subsidiary" shall mean (i) any corporation or other organization, whether incorporated or unincorporated, in which the Seller is a general partner or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations is directly or indirectly owned or controlled by the Seller and/or by any one or more of its Subsidiaries and (ii) any corporations or other organizations, whether incorporated or unincorporated engaged in substantially the same business as Seller, in which the Stockholder is a general partner or of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporations or other organizations, is directly or indirectly owned or controlled by the Stockholder.

        4.3 SELLER CAPITAL STOCK. The Seller's authorized capital stock consists of One Hundred Thousand (100,000) shares of Common Stock, all of which hold equal voting rights under the Certificate of Incorporation, and all of which are issued and outstanding on the date hereof. The Common Stock constitutes all of the issued and outstanding shares of capital stock of the Seller. All of the issued and outstanding shares of Common Stock are held by Holdings and are duly and validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as set forth in Section 4.3 of the Disclosure Schedule, no Person holds any Seller Equity Rights. As used herein, "Seller Equity Rights" means any options, warrants, rights of conversion or agreements, arrangements or commitments (whether or not in writing) obligating the Seller (with or without consideration and whether or not presently exercisable or convertible) to issue or sell shares of its capital stock. Except as set forth in Section 4.3 of the Disclosure Schedule, there are no voting trusts, stockholders agreements, proxies or other similar agreements in effect with respect to the voting or transfer of the Common Stock. There is no liability for dividends declared or accumulated but unpaid with respect to any of the shares of Common Stock.

               4.3.1 Control of CSMG-UK. All capital stock of CSMG-UK which is issued and outstanding is owned directly or indirectly by Stockholder.

        4.4 POWER AND AUTHORITY. The Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement and the agreements attached as exhibits hereto to which it is a party and to consummate the transactions contemplated hereby and thereby, and has taken all action required by all applicable Laws (as defined in Section 4.8), its Certificate of Incorporation, Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and the agreements attached as exhibits hereto and the consummation of the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the agreements attached as exhibits hereto by the Seller, performance of its obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Seller. As of the date hereof, the Board of Directors of the Seller has duly approved this Agreement, has determined that the Acquisition is in the best interests of the Seller and its sole stockholder and has resolved to recommend the adoption of this Agreement and the Acquisition by its sole stockholder. As of the date hereof Stockholder has all requisite right, power and authority necessary, to control CSMG-UK and cause CSMG-UK to take the actions required pursuant to
Section 1.2. This Agreement has been duly executed and delivered by the Seller and the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of the Purchaser and Sub, constitutes a valid and binding obligation of the Seller and the Stockholder, enforceable against the Seller and the Stockholder in accordance with its terms except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        4.5 LEGAL PROCEEDINGS. Except as set forth in Section 4.5 of the Disclosure Schedule, there is no claim, action, suit, arbitration, litigation, governmental investigation or other proceeding (each, an "Action") pending against the Seller or the Stockholder or their properties or business, or the transactions contemplated by this Agreement. To the knowledge of the Seller and the Stockholder, there is no Action threatened against the Seller or the Stockholder or its or his properties or business, or the transactions contemplated by this Agreement, which is reasonably likely to have a Material Adverse Effect on the Seller. Except as set forth in Section 4.5 of the Disclosure Schedule, neither the Seller nor its assets and properties is subject to any material order, judgment, injunction, decree, stipulation or determination entered by or with any government, governmental or regulatory authority, board, agency or other entity, or any court, tribunal or judicial body, whether federal, state or local (each, a "Governmental Authority") which is likely to have a Material Adverse Effect on Seller. Section 4.5 of the Disclosure Schedule sets forth all closed litigation matters to which the Seller was a party during the five years preceding the Closing, the date such litigation was commenced and concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment).

        4.6 FINANCIAL STATEMENTS. The Seller has heretofore furnished to the Purchaser and Sub copies of the following financial statements: the audited balance sheets of the Seller as of December

31, 1999 and 2000, and the unaudited balance sheets of the Seller as of December 31, 2001 (the "Latest Statement Date"), and the audited statements of earnings, stockholders' equity, and cash flows for each of the years in the two (2) year period ended December 31, 2000 and unaudited statements of earnings, stockholder's equity and cash flows for the twelve-month period ended December 31, 2001, all prepared by the Seller's auditors and the Seller, respectively (collectively, the "Seller Financial Statements"). The financial statements provided with respect to the year ending December 31, 2001 have no footnotes. The Seller Financial Statements are true and correct in all material respects and fairly and accurately present the financial position, results of operations and cash flows of the Seller as of the dates and for the periods ended. Each of the Seller Financial Statements has been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis, except as disclosed in the footnotes thereto, and except, in the case of interim statements, for the absence of footnotes and subject to normal year end adjustments.

        4.7 NO UNDISCLOSED LIABILITIES. The Seller has no liabilities or obligations of any nature, whether accrued, absolute, fixed or contingent, except (a) to the extent reflected and accrued for or properly reserved against in the Seller Financial Statements, (b) for liabilities disclosed in Section 4.7 of the Disclosure Schedule, or (c) for liabilities and obligations not exceeding $50,000 individually or $200,000 in the aggregate which have arisen after the Latest Statement Date in the ordinary course of business consistent with past custom and practice, none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement claim or lawsuit known to Seller.

        4.8 NO VIOLATION. Except as disclosed in Section 4.8 of the Disclosure Schedule, neither the execution and delivery of this Agreement, the agreements attached as exhibits hereto, nor the consummation by the Seller of the transactions contemplated hereby or thereby will (a) violate, conflict with or result in any breach of any provision of the respective organizational documents of the Seller, (b) violate any order, decree, injunction, judgment, ruling or other determination of any Governmental Authority, or any law, statute, regulation, rule (collectively, "Laws") applicable to, the Seller or the Stockholder, (c) require the giving of notice to any party to a Material Contract or accord any such party the right to modify or terminate a Material Contract (as defined below), (d) require the making of any payment, other than payments as expressly contemplated by this Agreement, to any employee of the Seller, or any other Person, or (e) conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in any Encumbrance on the shares of Common Stock or the properties or assets of the Seller pursuant to, (i) any Material Contract or (ii) any material License (as defined in Section 4.14) held by the Seller. All shares of the Seller's Common Stock are free and clear of any Encumbrances. As used in this Agreement, "Person" means any individual, partnership, limited liability company, limited liability partnership, trust, estate, joint venture, corporation, unincorporated association, government bureau or agency or other entity of any nature. As used in this Agreement, "Encumbrance" means any security interests, pledges, mortgages, liens, charges, adverse claims of ownership, voting restrictions, limitations on transfer or proxies or use or other encumbrances of any kind.

        4.9 MATERIAL CONTRACTS.

               4.9.1 Description of Material Contracts. Section 4.9.1 of the Disclosure Schedule sets forth the following written and oral contracts (collectively, along with each Lease, "Material Contracts") in effect as of the date of this Agreement to which the Seller is a party:

                      (a) any commitment, contract (excluding any customer
               contract) or agreement that the Seller reasonably anticipates will, in accordance with its terms, involve aggregate payments by the Seller of more than $50,000 in 2001 or 2002;

                      (b) any commitment, contract, agreement, note or other
               instrument with any customer of the Seller, which is currently in force and effect and pursuant to which the Seller has received within calendar year 2001, or expects to receive in calendar year 2002, at least $50,000;

                      (c) each contract or agreement between the Seller, or an
               Affiliate, on the one hand, and an individual or entity rendering professional consulting services as a contractor to a customer of the Seller, on the other hand;

                      (d) any employment agreements (including without
               limitation any arrangements or obligations with respect to severance, change in control or termination pay) with any officer, director or employee of the Seller;

                      (e) all partnership, joint venture or similar agreements
               to which the Seller is a party;

                      (f) any note, loan, letter of credit, contract relating to indebtedness for borrowed money or capitalized leases, or other contract in respect of which the Seller is obligated in any way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person or entity, the amount of which shall individually or in the aggregate exceed $50,000;

                      (g) any indemnity arrangement arising in connection with
               any, sale or disposition of assets (other than sales of assets in the ordinary course of business);

                      (h) any acquisition or disposition contracts of the Seller involving aggregate payments of $50,000 or more under which a party thereto remains obliged to pay moneys or perform;

                      (i) all contracts, agreements and commitments with any
               Governmental Authority or with any labor union;

                      (j) agreements or commitments for capital expenditures in
               excess of $25,000 for any single project;

                      (k) all patent, trademark, service mark, trade name,
               copyright and franchise licenses, royalty agreements or similar contracts;

                      (l) any material agreements relating to the licensure or
               ownership of the hardware or software utilized in the Seller's information systems; and

                      (m) each contract, agreement or commitment to which the
               Seller is a party (i) limiting the right of the Seller prior to or after the Closing Date, or the Purchaser or any of its subsidiaries (including the Sub) or Affiliates at or after the Closing Date (x) to engage in, or to compete with any Person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Seller prior to or after the Closing Date, or the Purchaser or any of its subsidiaries (including the Sub)or affiliates after the Closing Date or (y) to solicit any customer or client, or
               (ii) containing "most favored nations" or similar provisions affecting the pricing terms of contracts to which it is a party.

               4.9.2 Enforceability of Material Contracts. Each Material Contract, and each other material contract, agreement or commitment entered into between the date hereof and the Closing Date which would have been required to be disclosed in Section 4.9.1 of the Disclosure Schedule had such contract, agreement or commitment been entered into prior to the date of this Agreement, is in full force and effect and is a legal, valid and binding obligation (except as the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity), and there is not, nor has there been (i) any material default (or any event which, with the giving of notice or lapse of time or both, would be a material default) by the Seller or, to the knowledge of the Seller or the Stockholder, any other party, in the timely performance of any obligation to be performed or paid under any such Material Contract or any such other material contract or agreement as described above, (ii) to the knowledge of the Seller or the Stockholder, any threat of cancellation or termination of any such Material Contract, (iii) any contract, agreement or commitment that has been canceled or otherwise terminated within the last 12 months which would have been such a Material Contract had such contract or agreement not been canceled or terminated (other than expiration in accordance with the terms thereof upon completion of applicable engagement, as indicated in Section 4.9.1 of the Disclosure Schedule) or (iv) any modification or amendment to any such Material Contract, subsequent to its delivery to Purchaser, except as specifically described in Section 4.9.1 of the Disclosure Schedule. The foregoing notwithstanding, with respect to any oral Material Contract, Purchaser and Sub acknowledge that the counterparties thereto may contend that such Material Contracts do not exist, are not enforceable, and/or are not on the terms represented by Seller and Stockholder, and the foregoing representations and warranties with respect to oral Material Contracts are qualified to the best knowledge and belief of Seller and Stockholder.

               4.9.3 Delivery of Material Contracts. True and complete copies of the final form of each written Material Contract and a list of the oral Material Contracts have been delivered to the Purchaser by the Seller describing the material terms and conditions of such oral Material Contracts.

        4.10 COMPLIANCE WITH LAW; CONSENTS AND AUTHORIZATIONS.

               4.10.1 Compliance With Law. Except as set forth in Section 4.10 of the Disclosure Schedule, the Seller has, in all material respects, operated its business in compliance with applicable Law in all material respects and it and its business are not in violation of any Law applicable to the Seller, which violation could reasonably be expected to have a Material Adverse Effect.

               4.10.2 Consents. No consent, authorization, license, approval, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or any third party is required to be made or obtained by the Stockholder or the Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except as set forth in Section 4.10.2 of the Disclosure Schedule or as expressly contemplated by the terms of this Agreement.

        4.11 INSURANCE. Section 4.11 of the Disclosure Schedule lists all material insurance policies or binders covering the assets, employees and operations of the Seller as of the date hereof, showing the insurers, limits, type of coverage, annual premiums, deductibles and expiration dates. All such policies or binders are in full force and effect. Such policies and binders insure against risks and liabilities, and in amounts and terms and conditions, sufficient to comply with applicable Law and all Material Contracts. To the Seller's knowledge, the Seller is not in default with respect to any provision contained in any such policy or binder.

        4.12 TAX MATTERS.

               4.12.1 Filing Tax Returns. The Seller has timely filed with the appropriate Tax (as defined below) authorities all Tax Returns (as defined below) required to be filed by it or on its behalf on or prior to the date hereof, and such Tax Returns are true, complete and correct. Except as disclosed in Section 4.12 of the Disclosure Schedule, the Seller currently is not the beneficiary of any extension of time within which to file a Tax Return, nor has any such extension been requested by the Seller. No claim has been made by an authority in a jurisdiction where the Seller does not file Tax Returns that the Seller may be subject to Taxation by the jurisdiction.

                      (a) For purposes of this Agreement, the term "Tax" or
               "Taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                      (b) For purposes of this Agreement, the term "Tax Return"
               shall mean any
               return, report, information return or other document (including any related or supporting information) with respect to Taxes.

                      (c) For purposes of this Agreement, the term "Code" shall
               mean the U.S. Internal Revenue Code of 1986, as amended, or any successor law.

               4.12.2 Compliance Prior to Agreement. With respect to all amounts in respect of Taxes imposed on the Seller or for which the Seller is liable, whether to taxing authorities or to other persons or entities, with respect to all taxable periods or portions of taxable periods ending on or before the Closing, all applicable Tax laws and agreements with respect to Taxes have been complied with in all material respects, and all such amounts required to be paid by the Seller to taxing authorities or others on or before the date hereof have been paid, except for such Taxes as are being contested by appropriate proceedings and for which adequate reserves have been taken in accordance with GAAP, as more specifically set forth in Section 4.12.2 of the Disclosure Schedule.

               4.12.3 Withholding. The Seller has withheld and paid all Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

               4.12.4 Disputes. No dispute or claim has been raised or claimed by any taxing authority in connection with or relating to any Taxes of the Seller, and neither the Seller nor the Stockholder have any knowledge that such an issue will be raised. There are no outstanding waivers of statute of limitations with respect to any Tax Return or report of the Seller and no request for any such waiver is pending.
        Section 4.12 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Seller for any taxable period ended on or after December 31, 1997, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit. The Stockholder has delivered to Purchaser and Sub correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since December 31, 1997.

               4.12.5 Encumbrances. Other than Encumbrances for Taxes contemplated by Section 4.16(b) or disclosed pursuant to Section 4.16(d) and Section 4.16 of the Disclosure Schedule, there are no Encumbrances on any assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

               4.12.6 Compensation Deductible. The Seller has not made any payments, is not obligated to make any payments and is not a party to any contract, agreement, plan or arrangement that under certain circumstances could obligate it to make any payments, separately or in the aggregate, that will be nondeductible under Section 280G of the Code (or any corresponding provision of state, local, or foreign income Tax law) or subject to excise Tax to the recipient under Section 4999 of the Code (or any corresponding provision of state, local, or foreign income Tax law).

               4.12.7 No Affiliated Group. The Seller has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.


               4.12.8 No Consent. The Seller has not filed a consent pursuant to
        Section 341 (f) of the Code (or any corresponding provision of state, local, or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local, or foreign income Tax law) apply to any disposition of any asset owned by it.

               4.12.9 No Partnership. The Seller is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal and applicable state, local and foreign income Tax purposes.

               4.12.10 No Safe Harbor Lease. None of the assets of the Seller is property that the Seller is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former
        Section 168(f)(8) of the Code.

               4.12.11 No Tax-Exempt Financing. None of the assets of the Seller directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the Code (or any corresponding provision of state, local, or foreign income Tax law).

               4.12.12 No Tax-Exempt Use Property. None of the assets of the Seller is "tax-exempt use property" within the meaning of Section 168(h) of the Code (or any corresponding provision of state, local, or foreign income tax law).

               4.12.13 No Accounting Changes. The Seller has never agreed to make, nor is required to make, any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local, or foreign income Tax law) by reason of a change in accounting method or otherwise.

               4.12.14 No International Boycotts. The Seller has never participated in and is not now participating in, an international boycott within the meaning of Section 999 of the Code (or any corresponding provision of state, local, or foreign income tax law). Except as disclosed in Section 4.12.14 of the Disclosure Schedule, the Seller has no permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and the relevant foreign jurisdiction.

               4.12.15 No Personal Holding Company. The Seller is not a personal holding company within the meaning of Section 542 of the Code.

               4.12.16 No Tax-Indemnity, Tax-Sharing or Tax-Allocation. The Seller is not a party to nor is it bound by any Tax-indemnity, Tax-sharing, or Tax-allocation agreement.

               4.12.17 Accounting Reserves For Taxes. The Seller Financial Statements include all reserves for matters concerning Taxes as are required under GAAP. The unpaid Taxes of the Seller do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect temporary differences between book and Tax bases and carry forwards) set forth or included in the Seller Financial Statements, as adjusted for the passage of time through the Closing, in accordance with GAAP.

               4.12.18 No Transfer Pricing. The Seller has not entered into transfer pricing agreements or other like arrangements with respect to the United States or any foreign jurisdiction.

               4.12.19 S Corporation. The Seller is the successor by merger to a Massachusetts corporation of the same name which at all times from its incorporation to the August 1, 2001 effective date of such merger (the "Merger Date") was a validly electing "S Corporation" within the meaning of Sections 1361 and 1362 of the Code. At all times to and including the Closing Date, Seller has been and will remain a Qualified Subchapter S Subsidiary within the meaning of Section 1361(b)(3) of the Code.

        4.13   EMPLOYEE BENEFIT PLANS.

               4.13.1 Operation of Plans. Except as set forth in Section 4.13.1 of the Disclosure Schedule, the Seller has not established nor maintained, is not obligated to make contributions to or under or otherwise participate in, nor has any liability or obligations with respect to (i) any bonus, stock option, stock purchase, stock appreciation, phantom stock or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document), (ii) any pension, profit-sharing, retirement or other plan, program or arrangement, or
        (iii) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"). All such plans (individually, a "Plan" and, collectively, the "Plans") have been operated and administered in accordance with, as applicable, ERISA, the Code, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by the Seller has resulted in a "prohibited transaction" (as defined in ERISA and in Section 4975 of the Code) with respect to the Plans that is not subject to a statutory or regulatory exception or in any breach of fiduciary duty under Title I of ERISA. The Seller has not previously made, nor is it currently making, nor is it obligated in any way to make, any contributions to, nor has any liability or obligations with respect to, any multi-employer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA or any pension plan which is subject to Section 412 of the Code or Title IV of ERISA. The Seller has no obligation, under any Plan or otherwise, to provide any employee or former employee with any post-retirement, medical, life or other welfare benefit, except as required by Section 4980B of the Code. The Internal Revenue Service has issued, with respect to each Plan and each related trust agreement, annuity contract or other funding instrument which is intended to be qualified and tax-exempt under the provisions of Sections 401 (a) and 501 (a) of the Code, respectively, a favorable determination letter with respect to such qualification and tax-exempt status for all periods from the effective date of each Plan to date. No events have occurred that would adversely effect such qualification and tax-exempt status. All contributions required to be made to any Plan by the Seller have been made when due on a timely basis. Except as set forth in Section 4.13.1 of the Disclosure Schedule, the Seller is not or at any time has not been a member of a "controlled group of corporations" with or under "common control" with any corporation or any trade or business.

               4.13.2 Plan Documents. True and complete copies of each of the following documents have been delivered by the Seller to Purchaser with respect to each Plan: (i) each Plan document (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to the employees of the Seller, (ii) for the three (3) most recent Plan years, Annual Reports on Form 5500 Series filed with any governmental agency for each Plan which is subject to such filing requirement, and (iii) the most recent determination letter issued by the Internal Revenue Service for each Plan which is intended to be qualified under Section 401(a) of the Code.

        4.14 LICENSES; ACCREDITATION AND REGULATORY APPROVALS. The Seller holds all material licenses, permits, franchises, certificates of need and other governmental or regulatory authorizations and approvals which are needed or required by Law with respect to its businesses, operations and facilities as they are currently or presently conducted (collectively, the "Licenses"). All such Licenses are in full force and effect and the Seller is in material compliance with all conditions and requirements of the Licenses and with all rules and regulations relating thereto, except as set forth in Section 4.14 of the Disclosure Schedule. No such License has been revoked, conditioned or restricted except as for customary conditions or restrictions or as can be cured by the Seller within the period allowed by the applicable Governmental Authority for such cure without having a material and adverse effect upon the Seller or its businesses, and no Action is pending, or to the Seller's or the Stockholder's knowledge, threatened which in any way challenges the validity of, or seeks to revoke, condition or restrict any such License.

        4.15 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Section 4.15 of the Disclosure Schedule, since the Latest Statement Date to the date of this Agreement there has not been:

               4.15.1 any material damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of the Seller;


               4.15.2 any change by the Seller in its accounting methods, principles or practices, other than such changes required by GAAP or except as may be disclosed in the footnotes to the Seller's Financial Statements;

               4.15.3 any (i) increase in the compensation payable or to become payable to any director, officer or employee, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with past practice to employees of the Seller who are not directors or officers of the Seller; (ii) grant of any severance or termination pay (other than pursuant to the normal severance policy of the Seller as in effect on the date of this Agreement) to, or entry into any employment or severance agreement with, any director, officer or employee; or (iii) grant or promise of an increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan (except as may be contractually required under Law or as expressly contemplated by this Agreement), or (iv) grant or promise of any other increase in the compensation payable or to become payable to directors, officers or employees of the Seller, except for increases in salaries or wages payable or to become payable in the ordinary course of business and consistent with past practice to employees of the Seller who are not directors or officers of the Seller and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Seller or except as expressly contemplated by this Agreement;

               4.15.4 any transaction material to the Seller or any Material Contract, or any commitment to enter into the same, entered into by the Seller other than in the ordinary course of business and consistent with past practice, or any material changes in the customary method of operations of the Seller, including, without limitation, practices and policies relating to marketing, selling and pricing.

               4.15.5 any transfer, Encumbrance, lease, sublease, license or other disposition by the Seller of any of its assets other than in the ordinary course of business and consistent with past practice and not material in the aggregate;

               4.15.6 any writing down in a material amount, except in accordance with GAAP and consistent with past practice, of the value of any inventories or accounts receivable or any material revaluation downward by the Seller of any of its assets or any cancellation or writing off as worthless and uncollectible of any material debt, note or account receivable by the Seller, or any waiver by the Seller of a right of substantial value;

               4.15.7 any cancellation, termination, material waiver, material modification, release or relinquishment by the Seller of a Material Contract (excluding customer contracts, agreements or arrangements), or any notice that any Material Contract has been or will be canceled, or that any material portion of the services provided or to be provided thereunder will be discontinued;

               4.15.8 any individual capital expenditure by the Seller or any Subsidiary or commitment to make such capital expenditure in excess of $50,000 or aggregate capital expenditures or commitment to make such capital expenditures in excess of $100,000;

               4.15.9 any payment or incurring of liability to pay any Taxes, assessments, fees, penalties, interest or other governmental charges other than those arising and discharged or to be discharged in the ordinary course of business and consistent with past practice;

               4.15.10 any loans, advances or capital contributions made by the Seller to, or investments by the Seller in, any person or entity other than the Seller as to which the uses of the transferred cash or property are not subject to restrictions greater than or equal to those imposed prior to such transfer, including, without limitation, to any employee, officer or director of the Seller except for normal and customary advances for travel and entertainment to employees of Seller;

               4.15.11 any incurring or guarantee of indebtedness by the Seller or commitment to incur or guarantee indebtedness, or of liabilities (except in the ordinary course of business), by the Seller;

               4.15.12 any failure to maintain the Seller's plant, property and equipment in reasonably good repair and operating condition, ordinary wear and tear excepted;

               4.15.13 any failure to pay any creditor any material amount owed to such creditor, or to discharge any material obligation, when such payment or discharge is due or within 30 days of such date, except where such obligation is contested in good faith by the Seller, in which case it shall be disclosed in Section 4.15.13 of the Disclosure Schedule;

               4.15.14 any declaration, setting aside or payment of dividends or distributions in respect of any capital stock of the Seller or any redemption, purchase or other acquisition of any capital stock or other securities of the Seller;

               4.15.15 any issuance by the Seller of any share of capital stock, bond, note, option, warrant or other corporate security or instrument convertible into a corporate security;

               4.15.16 any acquisition of assets by the Seller of any corporation, partnership or other business organization or division thereof;

               4.15.17 any (i) redemption, purchase or other acquisition of any shares of capital stock or other equity interests or any securities or obligations convertible or exchangeable for any shares of capital stock or other equity interests, or any options, warrants or conversion or other rights to acquire any shares of the capital stock, equity interests or any such securities or obligations, of the Seller; (ii) reorganization or recapitalization of the Seller; or (iii) split, combination or reclassification of any of the capital stock or issuance or authorization or proposal to issue any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Seller;

               4.15.18 any proposal or adoption of any amendments to the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Seller;


               4.15.19 any (i) change in any of the methods of accounting in effect at the Latest Statement Date, or (ii) making or rescinding of any express or deemed election relating to Taxes, settlement or compromise of any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change in any methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2000, except as may be required by applicable Law;

               4.15.20 any action described in Section 7.2 hereof;

               4.15.21 any Material Adverse Change;

               4.15.22 other than with respect to the Amended and Restated One Boston Place Lease, the 31st Floor Lease and the 32nd Floor Lease, any authorization, approval, agreement or commitment by the Seller to take any action described in Sections 4.15.1 through 4.15.20, above.

        4.16 PERSONAL PROPERTY. The Seller owns, has a valid leasehold interest in, or has legal right to use, all of the tangible personal property necessary to carry on the business of the Seller as presently conducted, free and clear of all Encumbrances except for (a) Encumbrances for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business,
(b) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings, (c) Encumbrances arising out of, under, or in connection with, this Agreement, and (d) Encumbrances set forth in Section 4.16 of the Disclosure Schedule (collectively, "Permitted Encumbrances").

        4.17 REAL PROPERTY. Except as set forth in Section 4.17 of the Disclosure Schedule, the Seller owns or leases no real property. Section 4.17 of the Disclosure Schedule lists each parcel of real property leased by the Seller, as tenant, together with a description of all buildings and other structures, facilities or improvements currently located thereon (collectively, "Leased Real Property"), and the approximate square footage of each parcel of Leased Real Property and the initial and renewal terms under the applicable lease with respect to each parcel of Leased Real Property. The Seller has, with respect to its leases for the Leased Real Property (the "Leases") (a) a valid and subsisting leasehold interest in each Lease, (b) not subleased or assigned any interest in an such Lease, except as set forth in Section 4.17 of the Disclosure Schedule, and (c) not received any written notice of material default under any such Lease which is still in effect.

        4.18 CUSTOMERS. Section 4.9.1(b) of the Disclosure Schedule contains (a) a complete and accurate list, as of the date of this Agreement, of each contract with each customer of the Seller which is currently in force and effect and pursuant to which the Seller has received within calendar year 2001, or expects to receive in calendar year 2002, at least $50,000 for services rendered in connection with Seller's business and (b) the amount of revenue generated from each such customer during the six (6)-month period ended December 31, 2001. The Seller has not received to Stockholder's knowledge an express indication from any customer that such customer has ceased, or will cease, to use the services of the Seller, or has reduced, or will reduce, the use of such services at any time or has threatened to do so. The Seller has not to Stockholder's knowledge received notice from any existing customer of the Seller requesting, or has knowledge of an intention by any existing customer to request, that the Seller grant price concessions, rebates or reductions on products or services provided by the Seller, or any other modification of any contract, agreement or arrangement with the Seller that has had, or could reasonably be expected to have, a Material Adverse Effect upon the economic benefits of the relationship with such customer (collectively, "Customer Modifications"). No material Customer Modification has become effective in the past twelve (12) months or is currently pending except as disclosed in Section 4.18 of the Disclosure Schedule.

        4.19 RECEIVABLES; PAYABLES. The accounts receivable of the Seller have arisen, and are consistent with levels maintained, in the ordinary course of business and represent bona fide claims of the Seller against debtors for sales made, services performed or other charges arising on or before the date hereof, are not subject, to the Seller's and the Stockholder's knowledge, to valid claims of set-off or other defenses or counterclaims, and, except as set forth in Section
4.19 of the Disclosure Schedule or subject to the reserves therefor set forth on such balance sheet (which have been recorded on a consistent basis in a manner consistent with GAAP), to the Seller's and the Stockholder's knowledge, are as of the date of this Agreement and as of the Closing Date reasonably will be expected to be collectible in the ordinary course of business, without resort to litigation or extraordinary collection activity. The Seller has not relaxed its customer credit policies at any time since December 31, 2001. All current work in process is being conducted consistent with Seller's past practice and within the scope of actual customer work orders and no such work is being conducted without such order. The accounts payable of the Seller have arisen, and are consistent with levels maintained, in the ordinary course of business and represent bonafide payables of the Seller. All material items which are required by GAAP to be reflected as accounts receivable or accounts payable on the Seller Financial Statements and the books and records of the Seller are so reflected. As of the Closing, the cash transferred to Sub shall be not less than $1,800,000, of which $375,000 shall be retained in Seller's account to pay Seller's costs and expenses in connection with the Acquisition as provided in
Section 7.5, and the remainder shall be wire transferred to Sub at Closing.

        4.20 TRANSACTIONS WITH AFFILIATES. Except for usual and customary employment and compensation arrangements, there have been no material transactions, agreements or arrangements between the Seller, on the one hand, and (a) the Stockholder, director or officer of the Seller or any of its Affiliates, or (b) any member of the immediate family of any individual described in clause (a) on the other, except as set forth in Section 4.20 of the Disclosure Schedule or as clearly reflected in the Seller's Financial Statements. As used in this Agreement, "Affiliate" means, when used with respect to a specified party, another party that, either directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the party specified.

        4.21 OWNERSHIP OF ASSETS. The Seller has, except as set forth in Sections 4.16 and 4.21 of the Disclosure Schedule, good and marketable and insurable title, or valid, effective and continuing leasehold rights in the case of leased property, to all real property and all personal property owned or leased by it, free and clear of all liens, claims, Encumbrances and charges, except for Permitted Encumbrances. There are no regulatory or contractual restrictions on the ability of the Seller to freely transfer its cash and cash equivalents.

        4.22 COMMISSIONS AND FEES. The Seller has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fees or commissions in connection with this Agreement or the transactions contemplated hereby payable by the Seller.

        4.23 ENVIRONMENTAL MATTERS. The Seller is not currently Handling (as defined below), and in the past has not Handled, any Hazardous Materials (as defined below) in any material quantity at, on or from any property or facility owned, leased, operated or occupied by the Seller, including any previously owned, leased, operated or occupied property or facility. To the Seller's knowledge, the Seller is not the subject of any federal, state, local or foreign investigation, and the Seller has not received any written notice or claim, or entered into any negotiations or agreements with any third party, relating to any liability or remedial action or potential liability or remedial action under Environmental Laws (as defined below), and there are no pending or, to the Seller's knowledge, threatened actions, suits or proceedings against or affecting the Seller, or its properties, assets or operations, in connection with any such Environmental Laws that if adversely determined, might result in any Material Adverse Change in the Seller. To the Seller's knowledge, there are no past or present Environmental Conditions (as defined below) that are likely to form the basis of any claim under existing law against them which is reasonably likely to result in any Material Adverse Effect on the Seller. The term "Handling" or "Handled" means the production, use, generation, storage, treatment, recycling, disposal, discharge, release, processing, distribution, transport or other handling or disposition of any kind. The term "Environmental Laws" means all federal, state, local or foreign statutes, ordinances, regulations, rules, judgments, orders, notice requirements, court decisions, or agency guidelines, as they may be hereinafter amended from time to time, that (a) regulate or relate to the protection, investigation, remediation or clean-up of the environment, the use, generation, treatment, storage, transportation, disposal, or other handling of any Hazardous Material, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resource, or the health and safety of persons or property (including without limitation occupational safety and health), or (b) impose or create liability or responsibility with respect to any of the foregoing. The term "Environmental Condition" means any occurrence, fact or other condition at any location in, on, about or beneath any property owned, leased, operated or otherwise occupied by the Seller, including any previously owned, leased or occupied property, resulting from, relating to or arising out of the presence, emission, exposure, migration, dispersal or threatened release, spill, leak, escape into the environment, or Handling of any Hazardous Material. The term "Hazardous Material" means any substance that is regulated by or forms the basis for liability under any applicable Environmental Laws.

        4.24 LABOR MATTERS. The Seller is not a party to any labor agreement with respect to its employees with any labor organization, group or association nor, to the knowledge of the Seller, within the last year, have there been attempts by Seller's employees to organize or affiliate with such labor organization, group or association. Except as set forth in Section 4.24 of the Disclosure Schedule, there is no complaint, charge or claim pending or, to the knowledge of the Seller, threatened against the Seller by any Governmental Authority, arising out of, in connection with, or otherwise relating to the employment by the Seller of any individual.

        4.25   INTELLECTUAL PROPERTY.

               4.25.1 General. Section 4.25 of the Disclosure Schedule sets forth with respect to the Proprietary Rights of the Seller: (i) for each patent and patent application, as applicable, the number, normal expiration date, title and priority information for each country in which such patent has been issued, or, the application number, date of filing, title and priority information for each country, (ii) for each registered trademark, trade name or service mark, the date first used, the application serial number or registration number, the class of goods or services covered, the nature of the goods or services, the countries in which the names or mark is used and the expiration date for each country in which a trademark has been registered, (iii) for each registered copyright, the number and date of registration for each country in which a copyright application has been registered, (iv) all such Proprietary Rights in the form of licenses, except for standard licenses of commercially available intellectual property such as software, hardware, reports, periodicals and such, and
        (v) all such Proprietary Rights in the form of domain names or Internet websites.

                      (a) As used in this Agreement, "Proprietary Rights" means
               all (i) U.S. and foreign patents, patent applications, patent disclosures and improvements thereto, including any applications therefor, (ii) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications for registration thereof, (iii) U.S. and foreign copyrights and registrations and applications for registration thereof, (iv) all trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (v) financial modeling programs and methods, (vi) other proprietary rights,
               (vii) copies and tangible embodiments thereof (in whatever form or medium) and (viii) licenses granting any rights with respect to any of the foregoing.

               4.25.2 Adequacy. The Proprietary Rights of the Seller are adequate for the normal conduct of the business as presently conducted by the Seller.


               4.25.3 Royalties and Licenses. The Seller has no obligation to compensate any Person for the use of any of its Proprietary Rights nor has the Seller granted to any Person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not, except as set forth in Section 4.25 of the Disclosure Schedule.

               4.25.4 Ownership. The Seller owns or has a valid right to use its Proprietary Rights except to the extent that failure to do so would not have a Material Adverse Effect on Seller, and such Proprietary Rights will not cease to be valid rights of the Seller by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

               4.25.5 Absence of Claims. Except as set forth in Section 4.25 of the Disclosure Schedule, neither the Seller nor the Stockholder has received any notice of (a) alleged invalidity with respect to any Proprietary Rights of the Seller, or (b) alleged infringement of any rights of others due to any activity by the Seller. To the knowledge of the Seller and the Stockholder, the Seller's use of its Proprietary Rights in its past, and current services do not infringe upon or otherwise violate the valid rights of any third party in the United States, the United Kingdom, or elsewhere in the world. No other Person
        (c) has notified the Seller, or



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        the Stockholder that it is claiming any ownership of or right to use any
        Proprietary Rights of the Seller, or (d) to the knowledge of the Seller and the Stockholder, is infringing upon any such Proprietary Rights in any way.

               4.25.6 Protection of Proprietary Rights. The Seller has taken reasonable steps necessary or appropriate as have been determined by the Seller's Board of Directors in the exercise of its reasonable business judgment (including, entering into appropriate confidentiality, nondisclosure and non-competition agreements with officers, directors, subcontractors, independent contractors and full-time and part-time employees, in connection with the assets or the business of the Seller) to safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in, the Proprietary Rights of the Seller.

        4.26   INVESTMENT REPRESENTATIONS.

               4.26.1 Purchaser Shares. In connection with the payment of a portion of the Acquisition Consideration in shares of Purchaser Common Stock, the Stockholder and the Seller hereby represent and warrant that the purchases of Purchaser Common Stock are for investment purposes and not for resale. The Stockholder and the Seller agree not to sell, transfer or encumber any of such Purchaser shares in contravention of the legends which will be placed on all such stock certificates or in contravention of the terms of the Restricted Stock Agreement. Purchaser has informed the Stockholder and the Seller that the shares of Purchaser Common Stock will not be registered under the Securities Act of 1933 and the applicable state securities or blue sky law or laws. The Stockholder and the Seller represent and warrant to Purchaser that each is familiar with the business of Purchaser and has the necessary knowledge and experience in business and financial matters in order to be capable of evaluating the merits and risks of purchasing unregistered shares of Purchaser Common Stock and making an informed investment decision with respect thereto. The Stockholder and the Seller each has had the opportunity to ask questions, review publicly available information and to inquire further of the Purchaser regarding the Purchaser Common Stock to be received as a part of the Acquisition Consideration.

               4.26.2 Restrictive Legends. The Stockholder and the Seller agrees that the certificates representing the Purchaser Common Stock received as Acquisition Consideration hereunder may have appropriate orders restricting transfer placed against them on the records of the transfer agent, and may have placed upon them the following legend:

        "THE SHARES REPRESENTED HEREBY WERE ACQUIRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES LAW, BUT PURSUANT TO EXEMPTIONS FROM SAID REGISTRATION. THESE SHARES ARE SUBJECT TO A RESTRICTED STOCK AGREEMENT AND REGISTRATION RIGHTS AGREEMENT DATED AS OF FEBRUARY 12, 1998, AS AMENDED. THESE SHARES MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE

        ABSENCE OF SAID REGISTRATION, OR THE AVAILABILITY OF EXEMPTIONS THEREFROM. FURTHERMORE, NO OFFER, SALE, PLEDGE, HYPOTHECATION OR TRANSFER SHALL TAKE PLACE WITHOUT SUBMITTING TO THE COMPANY EVIDENCE REASONABLY ACCEPTABLE TO COUNSEL FOR THE COMPANY TO THE EFFECT THAT SUCH TRANSACTION DOES NOT VIOLATE THE RESTRICTIONS SET FORTH HEREIN. THE COMPANY'S TRANSFER AGENT HAS BEEN INSTRUCTED TO EFFECT TRANSFERS OF THESE SHARES ONLY IN ACCORDANCE WITH THESE RESTRICTIONS."

        The Stockholder and the Seller agree not to attempt to transfer shares of Purchaser Common Stock without first complying with (i) the substance of the foregoing legend and (ii) the terms of the Restricted Stock Agreement.

        4.27 DISCLOSURE. To the best of Seller's and Stockholder's knowledge, the representations, warranties or statements by the Seller or the Stockholder in this Agreement and the Disclosure Schedule, taken together, do not as of the date of this Agreement and as of the Closing, will not contain any untrue statement of a material fact, or omit to state any material fact necessary to make the statements or facts contained therein not misleading. There is no fact known to Seller or Stockholder in existence on the date hereof or at the Closing, which would have, or is reasonably likely to have, a Material Adverse Effect on the Seller or the due performance by the Seller of its obligations hereunder, which has not been expressly set forth in this Agreement or the Disclosure Schedule, or in the other documents described herein.

5   REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB.

        Purchaser and Sub represent and warrant to the Seller and the Stockholder as follows:

        5.1 ORGANIZATION, EXISTENCE AND GOOD STANDING. Purchaser and Sub are each a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. Purchaser and Sub each have all necessary corporate power to own its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and is in good standing in all jurisdictions in which the character of the property owned, leased or operated or the nature of the business transacted by it makes qualification necessary, except for such failures which, when taken together with all other such failures, would not have a Material Adverse Effect on Purchaser or Sub. Purchaser has heretofore made available to the Seller complete and correct copies of Purchaser's and Sub's Certificate of Incorporation and Bylaws, each of the foregoing as amended to the date of this Agreement.

        5.2 POWER AND AUTHORITY. Purchaser and Sub each have all necessary corporate power, and authority to execute, deliver and perform this Agreement and the agreements attached as exhibits hereto to which each is a party and to consummate the transactions contemplated hereby and thereby, including without limitation the issuance of the Purchaser Common Stock as Share Consideration and have taken all necessary corporate action required by all applicable Laws (as defined in Section 4.8), its Certificate of Incorporation, Bylaws or otherwise, to authorize the execution, delivery and performance of this Agreement and the agreements attached as exhibits hereto to which each is a party and the consummation of the transactions contemplated hereby and thereby including without limitation of the issuance of the Purchaser Common Stock as the Share Consideration. The execution and delivery of this Agreement and the agreements attached as exhibits hereto by the Purchaser and/or the Sub (as the case may be), performance of its obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no action on the part of the shareholders of the Purchaser is required in connection therewith. As of the date hereof, the Board of Directors of Purchaser and of Sub have duly approved this Agreement, and have determined that the Acquisition is in the best interests of Purchaser and Sub. This Agreement has been duly executed and delivered by Purchaser and Sub and, assuming this Agreement constitutes a valid and binding obligation of the Seller and the Stockholder, constitutes a valid and binding obligation of Purchaser and Sub, enforceable against Purchaser and Sub in accordance with its terms except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        5.3 LEGAL PROCEEDINGS. Except as may be disclosed in the Purchaser Reports (as defined below), on the date hereof, there are no Actions pending or, to Purchaser's or Sub's knowledge, threatened against Purchaser or Sub, at law or in equity, that would affect its ability to consummate the transactions contemplated by this Agreement in a timely manner or that is likely to have a Material Adverse Effect on Purchaser or Sub.

        5.4 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby, will (a) violate, conflict with or result in any breach of any provision of the organizational documents of Purchaser or Sub, (b) violate any Law applicable to Purchaser or Sub, (c) conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in any Encumbrance on the properties or assets of Purchaser or Sub pursuant to, (i) any material agreement, contract or other instrument binding upon Purchaser or Sub, (ii) any material license, franchise, permit or other similar authorization held by Purchaser or Sub, or (d) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Authority or any other third party.

        5.5 PURCHASER COMMON STOCK. Purchaser's authorized capital stock consists of 100,000,000 shares of Common Stock, of which not more than 30,300,000 shares are as of the date of this Agreement and will be immediately prior to the Closing issued and outstanding, and 10,000,000 shares of preferred stock, of which none are as of the date of this Agreement and will be immediately prior to the Closing issued and outstanding. All of the issued and outstanding shares of Purchaser's Common Stock are duly and validly issued, fully paid and nonassessable. Upon issuance in connection with the Acquisition, all of the Common Stock comprising Share Consideration shall be duly and validly issued, fully paid and non-assessable and will not be issued in violation of any preemptive rights.

        5.6 SUB COMMON STOCK. All of the issued and outstanding capital stock of Sub is now and as of the Closing Date shall be, owned exclusively by the Purchaser and there are not as of the date hereof and will not be as of the Closing Date any outstanding options, warrants or other rights to acquire such capital stock or any commitments to grant same.

        5.7 COMMISSIONS AND FEES. Other than Salomon Smith Barney ("Salomon"), Purchaser has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fees or commissions in connection with this Agreement or the transactions contemplated hereby. Salomon has been retained to render a "fairness opinion" with respect to the Acquisition, for which Purchaser has sole liability.

        5.8 FINANCIAL STATEMENTS. The Purchaser has made available to the Seller copies of (a) the consolidated balance sheets of the Purchaser and its subsidiaries as of December 31 for the fiscal years 1998 through 2000, inclusive, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1998 through 2000, inclusive, as reported in the Purchaser's Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1998 through December 31, 2000 filed with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case accompanied by the audit report of Purchaser's independent accountants, and (b) the unaudited consolidated balance sheets of Purchaser and its subsidiaries as of September 30, 2001, the related unaudited consolidated statements of income and changes in stockholders' equity for the nine months ended September 30, 2001 and the related unaudited consolidated statements of cash flows for the nine months ended September 30, 2001, all as reported in Purchaser's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 filed with the SEC under the Exchange Act. The December 31, 2000 consolidated balance sheet of the Buyer (the "Purchaser Balance Sheet") (including the related notes, where applicable) and the other financial statements referred to herein (including the related notes, where applicable) fairly present, the consolidated financial position and results of the consolidated operations and cash flows and changes in stockholders' equity of the Purchaser and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments). The books and records of the Purchaser and its subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements and reflect only actual transactions.

        5.9 REPORTS. Since January 1, 1999, the Purchaser and its subsidiaries have timely filed, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K and proxy statements (and all such reports, registrations and statements have been made available by the Purchaser to the Seller), and any applicable state securities (except, in the case of state securities authorities, no such representation is made as to filings which are not material) (all such reports, registrations and statements are collectively referred to herein as the "Purchaser Reports"). As of their respective dates, the Purchaser Reports complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. As of their respective dates, the Purchaser Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No current, nor to the best knowledge of the Purchaser threatened, action exists to delist the Purchaser from the Nasdaq National Market.

        5.10 FINANCING. The Purchaser's or the Sub's ability to pay the total amount of the Cash Consideration is not contingent upon raising additional equity capital or obtaining specific financing from any third-party lender.

        5.11 DISCLOSURE. To the best of Purchaser's and the Sub's knowledge, no representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing furnished to the Seller pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. No information believed by Purchaser or the Sub to be material to Seller's or the Stockholder's interests in the transactions contemplated by this Agreement, which has not otherwise been disclosed to the Seller and the Stockholder in connection with this Agreement, has been intentionally withheld from Seller or the Stockholder.

6   ACCESS TO INFORMATION AND DOCUMENTS

        6.1 ACCESS TO INFORMATION AND DOCUMENTS. Between the date hereof and the Closing Date, the Seller, the Stockholder and each of their respective Affiliates, subsidiaries, partners, directors, officers, stockholders, employees, accountants, counsel, financial advisors, agents, and other representatives (collectively, the "Seller Parties") will give to Purchaser and its Affiliates, partners, officers, directors, employees, stockholders, subsidiaries, counsel, accountants, financing sources, agents, financial advisors and other representatives (collectively, the "Purchaser Representatives") full access, upon reasonable notice during normal business hours, to all the properties, documents, contracts, personnel files and other relevant records of the Seller during normal business hours and shall furnish the Purchaser Representatives with reasonable access to the employees, Stockholder, Principals and independent contractors of such Seller Parties and copies of such documents and with such information with respect to the affairs of the Seller as the Purchaser Representatives may from time to time reasonably request. Seller will disclose and make available to the Purchaser Representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of the Seller. In addition to the foregoing, the parties acknowledge that the Purchaser and Seller are parties to a Nondisclosure Agreement dated May 17, 2001, and that such agreement remains in full force and effect through Closing.

7   COVENANTS OF THE SELLER AND THE STOCKHOLDER.

        7.1 AFFIRMATIVE COVENANTS. Unless otherwise expressly contemplated by this Agreement, or consented to in writing by Purchaser, the Seller and the Stockholder hereby covenant and agree to do each of the following between the date hereof and the Closing Date:

               7.1.1 operate the business of the Seller in the usual, regular and ordinary course consistent with past practice;

               7.1.2 use reasonable efforts to do each of the following: preserve intact the business organization and assets, maintain the rights and franchises, retain the services of the respective officers, key employees and consultants, and maintain the relationships with the respective customers and suppliers, of the business of the Seller;

               7.1.3 maintain and keep the Acquired Assets in as good repair and condition as at present in all material respects, ordinary wear and tear excepted;

               7.1.4 keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained by the Seller;

               7.1.5 perform in all material respects all obligations required to be performed under all Material Contracts and Licenses relating to or affecting the Acquired Assets or Assumed Liabilities;

               7.1.6 comply with and perform in all material respects all obligations and duties imposed on the Seller by all applicable Laws material to the Seller's business;

               7.1.7 maintain the books, accounts and records of the Seller in the usual, regular and ordinary manner on a basis consistent with past practice;

               7.1.8 notify Purchaser of any material Action commenced by or against the Seller or any Actions commenced or threatened which relate to the transactions contemplated by this Agreement or which may reasonably be expected to cause a Material Adverse Effect;

               7.1.9 consult with Purchaser as to additional expenditures with respect to the Seller's and the Subsidiary's information systems exceeding $50,000 in the aggregate;

               7.1.10 for December 31, 2001 (if not provided before the date hereof) and in the event the period between and including the date hereof and the Closing Date includes the end of a calendar month, deliver to Purchaser, within fifteen (15) days after the end of each such calendar month, an unaudited balance sheet, statement of earnings, statement of stockholders equity and cash flow statement for the Seller for such month just ended and all ancillary management reports; and

               7.1.11 use reasonable efforts to obtain from each counterparty thereto, the written consent to the assignment and transfer of each Material Contract to Sub which is set forth in Section 2.2.1(j) of this Agreement.

        7.2 NEGATIVE COVENANTS. Unless otherwise expressly contemplated by this Agreement or consented to in writing by Purchaser, the Seller hereby covenants and agrees not to, and the Stockholder hereby covenants and agrees to cause the Seller not to, do any of the following between the date hereof and the Closing
Date:

               7.2.1 except as disclosed in Section 4.15 of the Disclosure Schedule, increase the compensation payable or to become payable to any director, officer, employee or contractor, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with past practice to employees or contractors of Seller who are not directors or officers of the Seller;

               7.2.2 except as disclosed in Section 4.15 of the Disclosure Schedule, grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, employee or contractor (other than pursuant to the normal severance policy of the Seller as in effect on the date of this Agreement) which policy has been disclosed to Purchaser in Section 4.13.1 of the Disclosure Schedule;

               7.2.3 except as disclosed in Section 4.15 of the Disclosure Schedule, grant, promise an increase in benefits under, establish or amend, or pay any bonus, insurance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other similar employee benefit plans or arrangements in respect of directors, officers, employees or contractors of the Seller, except to the extent that the Seller is, on the date hereof, contractually obligated or required by Law to do so;

               7.2.4 except as disclosed in Section 4.15 of the Disclosure Schedule, declare, set aside or pay any dividend on, or make or incur any obligation to make any other distribution in respect of, outstanding equity interests of the Seller;

               7.2.5 redeem, purchase or otherwise acquire any shares of capital stock or other equity interests or any securities or obligations convertible or exchangeable for any shares of capital stock or other equity interests, or any options, warrants or conversion or other rights to acquire any shares of the capital stock, equity interests or any such securities or obligations, in each case of the Seller;

               7.2.6 effect any reorganization or recapitalization;

               7.2.7 split, combine or reclassify any of the capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock, of the Seller;

               7.2.8 issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any Encumbrances, limitations on voting rights or other encumbrances) of, any shares of any class of capital stock or other equity interests (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, of the Seller (except for the issuance of shares of Common Stock upon exercise of options outstanding on the date hereof) or amend or otherwise modify the terms of any such rights, warrants or options, the effect of which shall be favorable to the holders thereof;

               7.2.9 acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

               7.2.10 sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree (or solicit any inquiries or proposals or enter into any discussions or negotiations) to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of the Acquired Assets or cancel, release or assign any indebtedness owed to or any claims held by the Seller, except for the disposition of immaterial assets in the ordinary course of business and consistent with past practice;

               7.2.11 propose or adopt any amendments to the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Seller, except to change Seller's name as required by Section 1.2.1;

               7.2.12 change any methods of accounting in effect at December 31, 2000 (except such changes as are reflected in the Seller Financial Statements);

               7.2.13 make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or change any methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns for the taxable year ending December 31, 2000, except as may be required by applicable Law;

               7.2.14 incur any indebtedness for borrowed money or purchase money indebtedness, or assume, guarantee, endorse or otherwise become responsible for indebtedness of any other person, or make any loans or advances to any person, except for amounts less than $25,000 in the ordinary course of business unless incurred in the ordinary course of business and billable to a client, not to exceed $100,000;

               7.2.15 enter into any transaction or contract or commitment for a transaction material to the Seller, other than the Amended and Restated One Boston Place Lease, the 31st Floor Lease and the 32nd Floor Lease and contracts with customers and/or vendors in the ordinary course of business;

               7.2.16 other than the Amended and Restated One Boston Place Lease, terminate, modify or amend any Material Contract or License, except in the ordinary course of business and not involving a material increase in liability or reduction in revenue, settle or otherwise resolve any financial issue, claim or adjustment under any such Material Contract or License, or make any payment or effect any modification to any Material Contract or License in connection with obtaining any consent or approval necessitated by the transactions contemplated hereby (other than payments and modifications which, individually, and in the aggregate, are immaterial);

               7.2.17 enter into or make any payment or transfer in respect of any material transactions, agreements, or arrangements between the Seller, on the one hand, and (a) any director or officer of the Seller or (b) any member of the immediate family of any individual described in
        (a) on the other hand;

               7.2.18 settle or compromise any Action;

               7.2.19 take any action described in Section 4.15; or

               7.2.20 agree, authorize, approve or commit in writing or otherwise to do any of the foregoing.

        7.3 NO SOLICITATIONS. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the "Acquisition Exclusivity Period"), neither the Stockholder nor the Seller will, and neither of them will permit any of the Seller Parties to, directly or indirectly, (a) solicit, encourage, initiate or entertain any inquiries, offers or proposals or enter into or continue any discussions, negotiations or agreements relating to the sale or other disposition of the Seller (whether through a merger, acquisition, reorganization, recapitalization, stock purchase or otherwise) or its assets, properties, business or operations (a "Proposed Acquisition") to or with any person or entity other than Sub or Purchaser, or
(b) provide any assistance or any information to any person or entity other than Sub or Purchaser relating to any Proposed Acquisition. The Seller and Stockholder agree to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties (other than Sub or Purchaser) heretofore conducted, or the provision by Stockholder or the Seller or the Seller Parties of information to any party (other than Sub or Purchaser) to which information heretofore has been provided. If during the Acquisition Exclusivity Period the Seller or the Stockholder receives any such inquiry or proposal or request for information, or offer to discuss or negotiate any Proposed Acquisition, the Seller or the Stockholder will immediately provide notice thereof to Purchaser, indicating therein the name of the person or entity initiating such activity and the terms and conditions of any such offer. Purchaser and Sub hereby acknowledge that nothing in this Agreement shall require the Seller or the Stockholder (either directly or through their representatives) to request return of any information provided to any other person prior to the date hereof in connection with or contemplation of a Proposed Acquisition, or advise any such person of the existence of this Agreement.

        7.4 APPROVAL OF ACQUISITION. The Seller shall take all necessary or appropriate action under the Delaware General Corporation Law and its Certificate of Incorporation and Bylaws to call a meeting of its sole stockholder (or to take such action by written consent), to be held at the earliest practicable date, to consider and vote on a proposal to approve the Acquisition, this Agreement and the transactions contemplated hereby. Stockholder covenants and agrees (a) to cause Holdings to vote at such meeting of the sole stockholder or by written consent, as the case may be, to approve the Acquisition, this Agreement and the transactions contemplated hereby, and
(b) that Stockholder will cause Holdings to not exercise, and on behalf of Holdings hereby waives, Holdings' dissenters rights arising from the Acquisition under the Delaware General Corporation Law with respect to any of Holdings' shares of capital stock of the Seller.

        7.5 FEES AND EXPENSES. All fees and expenses of Purchaser and the Seller relating to this Acquisition transaction including, without limitation, the fees and expenses of counsel, accountants and consultants (limited as provided below), shall be paid (a) by the Purchaser upon consummation of the transactions contemplated hereby, or (b) by the party incurring such fees and expenses, in the event the transactions hereunder are not consummated for any reason. The above fees and expenses incurred by the Seller relating to the Acquisition shall not exceed $500,000 in the aggregate, of which $375,000 shall be paid at Closing pursuant to Section 4.19 by the Seller paying or reimbursing such costs and expenses from $375,000 of the cash otherwise transferable to Sub at Closing. The balance of the Seller's fees and expenses relating to the Acquisition which are reasonably approved by Sub after reviewing the invoices for such fees and expenses, shall be paid by Sub within 30 days from the Closing Date. Under no circumstances shall fees, costs or expenses associated with the execution of the Amended and Restated One Boston Place Lease, the 31st Floor Lease or the 32nd Floor Lease be considered as relating to this Acquisition.

8    COVENANTS OF PURCHASER.

        8.1 PURCHASER BENEFIT PLAN ELIGIBILITY. The Purchaser covenants and agrees that for purposes of determining eligibility to participate in, and vesting of benefits under, any employee plan maintained by the Purchaser, all service of a person as an employee of the Seller shall be recognized, and that welfare plans maintained by the Purchaser shall give any former employee of the Seller who participates thereunder full credit for co-payment, deductible amounts and out-of-pocket maximums paid by such employee prior to the Closing Date, and shall not apply any preexisting condition, waiting period of similar limitation to such employee, except to the extent the same is applicable to employees of the Purchaser (treating service with the Seller as service with the Purchaser).

9   COVENANTS OF THE SELLER, THE STOCKHOLDER, AND PURCHASER.

        9.1 PUBLIC DISCLOSURES. Purchaser, the Seller and the Stockholder will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation and without the approval of the other parties hereto, provided however, if Purchaser determines that a public disclosure of the fact or terms of this Agreement is required by applicable law, the Purchaser shall have the authority to make such disclosures as Purchaser deems necessary and proper.

        9.2 NOTIFICATION OF CERTAIN MATTERS. The Seller and the Stockholder shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Seller and the Stockholder, of (a) the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (b) any material failure of the Seller, the Stockholder, or Purchaser, as the case may be, or of any Affiliate thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations to the parties hereunder.

        9.3 OTHER ACTIONS. None of the Seller, the Stockholder, or Purchaser shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions set forth in this Agreement not being satisfied, or (unless such action or omission is required by applicable law) which would materially and negatively affect the ability of the Seller, the Stockholder, or Purchaser to obtain any consents or approvals required for the consummation of the Acquisition or which would otherwise materially impair the ability of the Seller, the Stockholder, or Purchaser to consummate the Acquisition in accordance with the terms of this Agreement or materially delay such consummation, in each case without consent of the other parties hereto.

        9.4 REGULATORY AND OTHER AUTHORIZATIONS: CONSENTS. Each party hereto shall use its reasonable best efforts to (a) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement, and (b) obtain all authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement including, without limitation, those consents set forth in Section 4.10.2 or 7.1.11 of the Disclosure Schedule or otherwise contemplated by this Agreement. Each party will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. In connection with obtaining such consents from third parties, no party shall be required to make payments, commence litigation or agree to modifications of the terms thereof (other than payments and modifications which individually, and in the aggregate, are immaterial), and no material modification shall be made to any contract, agreement or other commitment of the Seller without the prior written consent of the Purchaser. The parties hereto agree not to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals. Prior to making any application or filing with any Governmental Authority or other person or entity in connection with this Agreement, the Seller and the Purchaser shall provide the other with drafts thereof and afford the other a reasonable opportunity to comment on such drafts. Without limiting the generality of the preceding sentences, each of Purchaser, the Stockholder and the Seller agrees to cooperate and use all commercially reasonable efforts to vigorously contest and resist any action, suit, proceeding or claim, and to have vacated, lifted, reversed or overturned any injunction, order, judgment or decree (whether temporary, preliminary or permanent), that delays, prevents or otherwise restricts the consummation of the Acquisition or any other transaction contemplated by this Agreement, and to take any and all actions as may be required by Governmental Authorities as a condition to the granting of any such necessary approvals or as may be required to avoid, vacate, lift, reverse or overturn any injunction, order, judgment, decree or regulatory action (provided, however, that in no event shall any party hereto take, or be required to take, any action that would have a Material Adverse Effect on Purchaser, the Seller, or the Stockholder). Notwithstanding the foregoing, in no event shall Purchaser or the Seller be required at any time from the date hereof through and following the Closing Date to dispose of the assets, or divest the businesses, of Purchaser, the Seller or any of their respective Affiliates.

        9.5 CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any similar Tax imposed in other states or subdivisions), shall be paid by the Purchaser when due, and the Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

        9.6 PURCHASER AND SELLER AGREE FOR ALL FEDERAL AND STATE INCOME TAX PURPOSES.

               9.6.1 that the fair market value of the Share Consideration shall equal the total number of shares of Purchaser Common Stock paid to Seller multiplied by the average of the high and low prices for Purchaser Common Stock as reported on the NASDAQ National Market on the following five (5 ) days: the two (2) trading days immediately preceding the Closing Date, the Closing Date and the two (2) trading days immediately following the Closing Date; and

               9.6.2 to consistently report any federal and state income and deductions resulting from interest or imputed interest under Section 483 and/or Sections 1271-1275 of the Code.

10  TERMINATION, AMENDMENT AND WAIVER.

        10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

               10.1.1 Mutual Consent. By mutual written consent of Purchaser and the Seller.

               10.1.2 Failure to Close. By Purchaser or the Seller if the Closing Date shall not have occurred by March 9, 2002, unless the failure of the Closing Date to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

               10.1.3 Breach. By Purchaser or the Seller if there shall have been any material breach of any covenant, representation, warranty or other obligation by the other and, if such breach is curable, such default shall have not been remedied within fifteen (15) days after receipt by the defaulting party of notice in writing from the other party specifying such breach and requesting that it be remedied; provided, that if the breach is not curable within such fifteen (15) day period, such fifteen (15) day period shall be extended for so long as the other party shall be making diligent attempts to cure such default, but in any event not longer than forty-five (45) additional days.

               10.1.4 Court Order. By Purchaser or the Seller, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated hereby and such order, decree, ruling or any other action shall have become final and non-appealable.

        10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of the last sentence of Section 6.1 and Sections 7.5, 9.1, 10.2, 14.3, 14.8 and 14.9, which shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

11  CONDITIONS TO CLOSING.

        11.1 MUTUAL CONDITIONS. The respective obligations of each party to effect the Acquisition shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by Purchaser and the Seller):

               11.1.1 No Order. No party hereto nor any of their respective Affiliates shall be subject to any order, decree or injunction by a Governmental Authority which prevents or materially delays the consummation of the Acquisition.

               11.1.2 Legal. No statute, rule, regulation, order, decree, judgment, injunction, stipulation or determination shall have been enacted by any Governmental Authority that makes the consummation of the Acquisition and any other transaction contemplated hereby illegal.

               11.1.3 Assignment and Assumption of Amended and Restated One Boston Place Lease. The execution by BRE/One Boston, L.L.C. (or designee) of the Assignment and Assumption of Amended and Restated Lease.

        11.2 CONDITIONS TO OBLIGATIONS OF PURCHASER AND SUB. The obligations of the Purchaser and the Sub to consummate the Acquisition and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived in writing by Purchaser):

               11.2.1 Performance By Seller and Stockholder. Each of the agreements of the Seller and the Stockholder to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and the Seller and the Stockholder shall have performed, in all material respects, all of the acts required to be performed by them at or prior to the Closing Date by the terms hereof.

               11.2.2 Accurate Representations at Closing. The representations and warranties of the Seller and the Stockholder set forth in Article 4 of this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date).

               11.2.3 Consents Obtained. Receipt of all consents and approvals of Governmental Authorities necessary for consummation of the transactions contemplated hereby and all consents and approvals set forth in Section 2.2.1(j) of this Agreement.

               11.2.4 No Actions. Purchaser and/or Sub shall not be subject to any (i) Action brought by any third party challenging the transactions contemplated hereby or (ii) order, decree or injunction by a Governmental Authority which would impose any material limitation on the ability of Sub to effectively exercise full rights of ownership of, or control over, the Acquired Assets.

               11.2.5 Other Agreements in Force. The Amended Registration Rights Agreement, the Restricted Stock Agreement, each Principal Employment Agreement specified in Section 2.2.1(e), the Stockholder Employment Agreement, the Escrow Agreement and the Assignment and Assumption of Amended and Restated Lease shall have been executed and delivered by the parties thereto other than the Purchaser or Sub.

               11.2.6 No Material Adverse Change. From the date of this Agreement until the Closing Date, there shall not have occurred any Material Adverse Change in the Seller.

               11.2.7 No Material Change in Customer Relations. From the date of this Agreement until the Closing Date, to the Seller's or Stockholder's knowledge, and except as set forth in Sections 4.9.1 or 4.18 of the Disclosure Schedule, none of the relationships between the Seller and its customers shall have, in any manner, been negatively impacted or altered for any reason that would be reasonably likely to have a Material Adverse Effect on the Seller.

               11.2.8 Officer's Certificate. The Purchaser shall have been furnished with a certificate, executed by the Chief Executive Officer of the Seller, dated the Closing Date, certifying in such detail as the Purchaser may reasonably request as to the fulfillment of the conditions set forth in Sections 11.2.1, 11.2.2, and 11.2.6.

               11.2.9 Amended and Restated One Boston Place Lease. The execution by the Seller and BRE/One Boston, L.L.C. (or designee) of the Amended and Restated One Boston Place Lease.

               11.2.10 Receipt of Seller and Stockholder Deliveries. The deliveries to be made by the Seller and the Stockholder under Section
        2.2.1 shall have been received by Purchaser or Sub.

        11.3 CONDITIONS TO OBLIGATIONS OF THE SELLER AND THE STOCKHOLDER. The obligations of the Seller and the Stockholder to consummate the Acquisition and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which maybe waived in writing by the Seller):

               11.3.1 Performance By Purchaser. Each of the agreements and covenants of the Purchaser or Sub to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed, in all material respects, and each of the Purchaser and Sub shall have performed, in all material respects, all of the acts required to be performed by it at or prior to the Closing Date by the terms hereof.

               11.3.2 Accurate Representations at Closing. The representations and warranties of the Purchaser and Sub set forth in Article 5 of this Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date).

               11.3.3 Other Agreements In Force. The Amended Registration Rights Agreement (as amended to include the Stockholder), those Principal Employment Agreements specified in Section 2.2.1(e), the Stockholder Employment Agreement, the Restricted Stock Agreement, the Escrow Agreement and the Assignment and Assumption of Amended and Restated Lease shall have been executed and delivered by the parties thereto other than the Principals, the Seller and the Stockholder (as the case may be).

               11.3.4 Receipt of Purchaser Deliveries. The deliveries to be made or caused to be made by Sub and Purchaser under Section 2.2.2 (including without limitation the Cash Consideration and the Share Consideration) shall have been received by the Seller and the Stockholder (as applicable).

               11.3.5 No Actions. None of Seller, Stockholder nor any of their respective Affiliates shall be subject to any (i) Action brought by any third party challenging the transactions contemplated hereby or (ii) order, decree or injunction by a Governmental Authority which would impose any material limitation on the ability of Seller to effectively exercise full rights of ownership of, or control over, the Share Consideration.

               11.3.6 No Material Adverse Change. From the date of this Agreement until the Closing Date, there shall not have occurred any Material Adverse Change in the Purchaser or Sub.

               11.3.7 No Changes in Law. From the date of this Agreement until the Closing Date, there shall not have occurred or been proposed any material change in any Law, or any new Law proposed, that would have, or would be reasonably like to have, a Material Adverse Effect on the Purchaser or Sub.

               11.3.8 Officer's Certificate. The Seller and the Stockholder shall have been furnished with a certificate, executed by the Chief Financial Officer of the Purchaser, dated the Closing Date, certifying in such detail as the Seller and the Stockholder may reasonably request as to the fulfillment of the conditions set forth in Sections 11.3.1,
        11.3.2 and 11.3.6.

               11.3.9 Bonus Plan. A bonus plan for the Principals, as described in Exhibit K, shall be in effect.


               11.3.10 Guaranty of Amended and Restated One Boston Place Lease. The execution and delivery to BRE/One Boston, L.L.C. (or designee) by the Purchaser of a guaranty of the Sub's obligations under the Amended and Restated One Boston Place Lease.


12  ESCROW

        12.1 ESTABLISHMENT OF ESCROW. Concurrently with the Closing, Purchaser, the Seller and the Stockholder shall open an escrow account with UMB, N.A. (the "Escrow Agent") by (a) all parties hereto depositing fully executed copies of this Agreement and the Escrow Agreement with the Escrow Agent, (b) the Purchaser or Sub depositing a portion of the Cash Consideration (the "Escrowed Cash") in the amount of Four Million and No/100 Dollars ($4,000,000) in immediately available funds, with the Escrow Agent and (c) the Purchaser or Sub depositing that portion of the Share Consideration specified in Section 3.2 (the "Escrowed Stock"), with the Escrow Agent. The Escrowed Cash and Escrowed Stock shall be deposited by the Purchaser or Sub into an escrow account established for the Seller (the "Escrow Account") subject to the terms and conditions of the Escrow Agreement. The Escrowed Cash in the Escrow Account shall be invested in a mixture of, bond, money market and cash instruments, reasonably acceptable to Purchaser and the Stockholder, as provided in the Escrow Agreement.

        12.2 ESCROW FOR INDEMNIFICATION. The Escrowed Cash and Escrowed Stock (collectively, the "Escrowed Property") in the Escrow Account shall be used to indemnify the Purchaser Indemnitees for Losses (as such terms are defined in Section 13.2.1) incurred, relating to, or arising out of, the circumstances set forth in Section 13.2.1 (the "Indemnification Claims").

        12.3 DISTRIBUTION OF ESCROWED PROPERTY. Subject to satisfaction of all Indemnification Claims, if any, made prior to the date of distribution, the Escrow Agent shall distribute the Escrowed Property to the Seller in the manner described in the Escrow Agreement.

13  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

        13.1   SURVIVAL.

               13.1.1 Survival Periods. The representations and warranties of the parties hereto contained herein shall survive beyond the Closing Date as follows: (i) the representations and warranties of the Seller and the Stockholder contained in Section 4.12 shall survive until the expiration of the relevant statute of limitations applicable thereto ("Tax Claims"), and (ii) all other representations and warranties of the Seller and the Stockholder set forth in Article 4 hereof shall survive for twenty-four (24) months from the Closing Date, and all representations and warranties of Purchaser set forth in Article 5 hereof shall survive for twenty four (24) months from the Closing Date.

               13.1.2 Escrow Agreement Controls. All Losses (as defined below) incurred by the Purchaser Indemnitees shall be first satisfied from any remaining balance of the Escrowed Property which has not been paid to satisfy such Losses or otherwise disbursed to any party. In such event, the provisions of the Escrow Agreement shall govern regarding claims procedures and resolutions of disputes and shall in such matters supersede the provisions of this Agreement in the event of conflict between the two documents. The Seller's and Stockholder's indemnification obligations with respect to Losses shall not be limited to the Escrowed Property, but rather shall accord to the provisions of
        Section 13.3.

        13.2   INDEMNIFICATION

               13.2.1 Indemnification by the Seller and the Stockholder. After the Closing Date, the Purchaser, the Sub, and each of their respective partners, officers, directors, employees, stockholders, agents, representatives and Affiliates (collectively, the "Purchaser Indemnitees" and individually, a "Purchaser Indemnitee") (subject to the terms and conditions below) will be entitled to be indemnified and held harmless by the Seller and the Stockholder against and in respect of any claims, damages, diminution in value, losses, costs, expenses, liabilities (absolute, accrued, contingent or otherwise) including, without limitation, interest, penalties, reasonable attorneys' fees and expense of investigation, response action or remedial action (collectively, "Losses") reasonably incurred or suffered by the Purchaser Indemnitee, directly or indirectly, in connection with, arising out of or related to (i) any breach of, any representation, warranty or covenant of the Seller or the Stockholder contained in this Agreement, (ii) any Excluded Liability or Excluded Asset, (iii) any Acquired Asset, but only to the extent that it (x) relates to periods ending at or prior to Closing, or (y) arose from or was the result of any facts or circumstances, the existence of which constitutes a breach of a representation or warranty made by the Seller and the Stockholder in this Agreement, (iv) any Taxes of the Seller with respect to any Tax period or portion thereof ending on, prior to or after the Closing Date, and (v) any Assumed Liability, but only to the extent that it arose from or was the result of any facts or circumstances, the existence of which constitutes a breach of a representation or warranty made by the Seller and the Stockholder in this Agreement. Such indemnification shall be the Purchaser Indemnitee's sole and exclusive remedy for any Loss arising out of this Agreement and transactions contemplated hereby.

               13.2.2 Indemnification by the Purchaser. After the Closing Date, the Seller and each of its partners, officers, directors, employees, stockholders, agents, representatives, and Affiliates (including the Stockholder) (collectively, the "Seller Indemnitees" and individually, a "Seller Indemnitee") (subject to the terms and conditions below) will be entitled to be indemnified and held harmless by the Purchaser and the Sub against and in respect of any Losses reasonably incurred or suffered by the Seller Indemnitees, directly or indirectly, in connection with, arising out of or related to (i) any breach of any representation, warranty or covenant of the Purchaser or the Sub contained in this Agreement, (ii) in respect of any Losses reasonably incurred or suffered by the Seller Indemnitee directly or indirectly in connection with, arising out of or related to any Acquired Asset, but only to the extent that it relates to periods beginning immediately following Closing, except to the extent it arose from or was the result of any facts or circumstances, the existence of which constitutes a breach of a representation or warranty made by the Seller and the Stockholder in this Agreement, (iii) any Assumed Liability, except to the extent that it arose from or was the result of any facts or circumstances, the existence of which constitutes a breach of a representation or warranty made by Seller and Stockholder in this Agreement. Such indemnification shall be the Seller Indemnitee's sole and exclusive remedy for any Loss arising out of this Agreement and the transactions contemplated hereby.

               13.2.3 Insurance Coverage. Any Loss shall be limited to those amounts for which the Purchaser Indemnitee or the Seller Indemnitee, as the case may be, does not receive coverage under applicable insurance policies, if any, and shall be net of any Tax benefit actually received by the Purchaser Indemnitee or the Seller Indemnitee, as the case may be, as a result of such loss. The indemnities provided for in Section 13.2.1 shall not take into account any Taxes paid by the Purchaser Indemnitee in connection with payments, if any, by the Seller or the Stockholder to the Purchaser Indemnitee under Section 13.2.1; and the indemnities provided for in Section 13.2.2 shall not take into account any Taxes paid by the Seller Indemnitee in connection with payments, if any, by the Purchaser or Sub to the Seller Indemnitee under Section 13.2.2.

               13.2.4 Notice.

                      (a) If the Purchaser Indemnitee shall have any claim of
               indemnification pursuant to Subsection 13.2.1, it shall promptly request that the "Indemnitee's Agent" (as defined in the Escrow Agreement) give written notice thereof to the Seller and the Stockholder including a brief description of the facts upon which such claim is based and, if then known, the amount thereof. Notwithstanding the foregoing, the failure of the Purchaser Indemnitee to give any written notice contemplated by this subsection or the failure to give such notice promptly shall not relieve the party obligated to provide indemnification to the Purchaser Indemnitee of its obligations hereunder except to the extent it shall have been prejudiced by such failure, provided, however, that the Seller and the Stockholder shall have no obligation to indemnify any Purchaser Indemnitee pursuant to
               Section 13.2.1 or otherwise if the written notice of the Indemnitee's Agent described in this Section 13.2.4(a) shall not have been deemed delivered to the Seller and the Stockholder within twenty-six (26) months following the Closing Date, or with respect to a Tax Claim one (1) month of the expiration of the relevant statute of limitations. In neither case shall such notice period be construed as extending the survival periods set forth in Section 13.1.1.

                      (b) If the Seller Indemnitee shall have any claim of
               indemnification pursuant to Subsection 13.2.2, it or its agent shall promptly give written notice thereof to the Purchaser and the Sub including a brief description of the facts upon which such claim is based and, if then known, the amount thereof. Notwithstanding the foregoing, the failure of the Seller Indemnitee to give any written notice contemplated by this subsection or the failure to give such notice promptly shall not relieve the party obligated to provide indemnification to the Seller Indemnitee of its obligations hereunder except to the extent it shall have been prejudiced by such failure; provided, however, that the Purchaser and the Sub shall have no obligation to indemnify any Seller Indemnitee pursuant to Section 13.2.2 or otherwise if the written notice of the Seller Indemnitee's agent described in this Section 13.2.4(b) shall not have been deemed delivered to the Purchaser and the Sub within twenty-six (26) months following the Closing Date. Such notice period shall not be construed as extending the survival periods set forth in
               Section 13.1.1.

               13.2.5 Dispute Resolution Procedure. If any party seeking indemnification hereunder, including any agent (an "Indemnitee") shall notify the party from whom indemnification is sought (the "Indemnifying Party"), in writing of a claim for indemnification, the Indemnifying Party may object in writing to such claim within forty-five

        (45) days of receipt of such notice. If the Indemnifying Party objects to such claim (or the amount thereof) within such 45 days, then the parties shall negotiate in a bona fide attempt to resolve the matter. If the Indemnitee is not notified in writing of any objection within such forty-five (45) day period, then the Indemnifying Party shall be deemed to have agreed with such indemnification claim. If no such agreement has been reached, any party in the dispute may, not earlier than forty-five
        (45) days after the date of the initial claim notice, submit the dispute to confidential, binding arbitration in New York, New York before a panel of three arbitrators, one to be selected by the Indemnitee and one by the Indemnifying Party, and the third to be selected by the two arbitrators, pursuant to the procedures and rules for commercial arbitration of the American Arbitration Association. The decision of the arbitrators shall be the final and binding determination of the dispute and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over such parties. The party which does not prevail in such arbitration shall pay the costs and expenses of the other incurred in such arbitration.

        13.3 LIMITATIONS ON INDEMNITY.

               13.3.1 Purchaser's Damages. Notwithstanding the foregoing, no indemnification shall be payable pursuant to Section 13.2.1 until the aggregate amount of all Losses with respect to such claim exceeds $100,000 (the "Threshold Amount"), whereupon, provided the other requirements of this Article have been complied with, the entire amount of such Losses shall become due and payable. Each time the entire amount of such Losses is paid in full, the Threshold Amount shall again apply. The maximum liability of the Seller and the Stockholder to indemnify Purchaser Indemnitees under this Article shall not exceed the amount of Twenty Million Dollars ($20,000,000).

               13.3.2 Seller's and Stockholder's Damages. Notwithstanding the foregoing, no indemnification shall be payable pursuant to Section
        13.2.2 until the aggregate amount of all Losses with respect to such claim exceeds the Threshold Amount, whereupon, provided the other requirements of this Article have been complied with, the entire amount of such Losses shall become due and payable. Each time the entire amount of such Losses is paid in full, the Threshold Amount shall again apply. Notwithstanding any other provision in this Agreement to the contrary, the Seller Indemnitees shall not be entitled to seek recovery from the Purchaser for amounts in excess of an amount equal to one-half (1/2) of the value of the Share Consideration on the Closing Date based on the Share Price.

        13.4 THIRD PARTY CLAIMS. Subject to the procedures set forth in Section
13.2.4 and 13.2.5, in the event that, at any time or from time to time after the Closing Date, a Person entitled to indemnification under this Article (an "Indemnified Party") shall sustain a Loss against which such Indemnified Party is entitled to indemnification under this Agreement, such Indemnified Party shall notify the party hereto obligated to provide such indemnification (the "Indemnitor") of any such Loss so sustained. Indemnitor shall pay to such Indemnified Party the amount of such Loss so sustained, subject to the right to contest any claim, as provided herein and under the Escrow Agreement. The Indemnified Party shall promptly notify the Indemnitor of the existence of any claim, demand, or other matter involving liabilities to third parties to which the Indemnitor's indemnification obligations would apply and shall give the Indemnitor a reasonable opportunity to defend the same or prosecute such action to conclusion or settlement satisfactory to the Indemnified Party at Indemnitor's own expense and with counsel of Indemnitor's selection (who shall be approved by the Indemnified Party, which approval shall not be unreasonably withheld); provided that the Indemnified Party shall at all times also have the right to fully participate in the defense at its own expense. If the Indemnitor shall, within a reasonable time after said notice, fail to defend, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk and expense, of Indemnitor. Except as provided in the preceding sentence, the Indemnified Party shall not compromise or settle the claim or other matter without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld. If the claim is one that cannot by its nature be defended solely by the Indemnitor, the Indemnified Party shall make available all information and assistance that the Indemnitor may reasonably request; provided that any associated expenses shall be paid by the Indemnitor.

14  MISCELLANEOUS

        14.1 NOTICES. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and nationally recognized overnight courier, charges prepaid, to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

        If to the Purchaser:

               The Management Network Group, Inc.
               7300 College Blvd., Suite 302
               Overland Park, Kansas 66210
               Attention: Richard P. Nespola
               Facsimile: (913) 451-1845

        with a copy to:

               Shughart Thomson & Kilroy , P.C.
               Twelve Wyandotte Plaza
               120 West 12th Street, Suite 1600
               Kansas City, Missouri 64105-1929
               Attention: Jacob W. Bayer, Jr., Esq.
               Facsimile: (816) 374-0509

        If to the Seller:

               Cambridge Strategic Management Group, Inc.
               One Boston Place

               Boston, Massachusetts  02108-4409
               Attention: Stephen Brodeur
               Facsimile: (617) 876-7087

        with a copy to:

               Sullivan & Worcester, LLP
               One Post Office Square
               Boston, MA 02109
               Attn: Dennis J. White, Esq.
               Facsimile: (617) 338-2880

        If to Stockholder:

               Stephen Brodeur
               950 Massachusetts Avenue, Apartment 2
               Cambridge, MA 02139
               Facsimile:  None

        with a copy to:

               Sullivan & Worcester, LLP
               One Post Office Square
               Boston, MA 02109
               Attn: Dennis J. White, Esq.
               Facsimile:  (617) 338-2880

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

        14.2 FURTHER ASSURANCES. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.

        14.3 GOVERNING LAW. The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law. Each party hereto hereby irrevocably waives any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any state or federal court of competent jurisdiction in the State of Delaware, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

        14.4 "MATERIAL ADVERSE EFFECT" OR "MATERIAL ADVERSE CHANGE". "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with a party, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the business prospects, operations, results of operations, assets or condition (financial or otherwise) of such party.

        14.5 CAPTIONS. The captions or headings in this Agreement are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Agreement.

        14.6 INTEGRATION OF SCHEDULE AND EXHIBITS. The Disclosure Schedule and all other schedules and exhibits attached to this Agreement are an integral part of this Agreement as if fully set forth herein.

        14.7 ENTIRE AGREEMENT: No Third-Party Beneficiaries. This instrument, including the Disclosure Schedule and all exhibits and schedules attached hereto, contains the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        14.8 COUNTERPARTS. This Agreement may be executed in several counterparts, and/or by facsimile signature, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

        14.9 BINDING EFFECT: NO ASSIGNMENT. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No party may assign any right or obligation hereunder without the prior written consent of the other parties hereto.

        14.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

        14.11 WAIVERS AND AMENDMENTS. This Agreement may be amended or modified, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any other right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

        14.12 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement required to be performed prior to the Closing was not performed in accordance with the terms hereof and that, prior to the Closing, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.



         [THE REMAINDER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

        IN WITNESS WHEREOF, each of Purchaser, the Seller and the Stockholder have caused this Agreement to be executed by their respective duly authorized officers, all as of the day and year first above written.


THE PURCHASER:                             THE SELLER:

The Management Network Group, Inc.,        Cambridge Strategic Management Group,
a Delaware corporation                     Inc. a Delaware corporation


By:________________________________        By:__________________________________
Name:  Donald Klumb                        Name:  Stephen Brodeur
Title: Chief Financial Officer             Title: President



THE SUB:                                   THE STOCKHOLDER:

CSMG Acquisition Sub, Inc.



By:________________________________
Name:______________________________
Title:_____________________________
                                           _____________________________________
                                           Stephen Brodeur